As filed with the Securities and Exchange Commission on June 8, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rogers Communications Inc.        Rogers Communications Canada Inc.

(Exact name of Registrant as specified in its charter)

British Columbia        Ontario

(Province or other jurisdiction of incorporation or organization)

4841        4812

(Primary Standard Industrial Classification Code Number)

Not Applicable

(I.R.S. Employer Identification Number)

333 Bloor Street East, 10th Floor

Toronto, Ontario M4W 1G9

(416) 935-7777

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address, and telephone number of agent for service in the United States)

Copies to:

Joseph D. Zavaglia, Esq. Douglas Dolan, Esq.	David Wilson, Esq. Davies Ward Phillips & Vineberg LLP
Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475	155 Wellington Street West Toronto, Ontario M5V 3J7

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this registration statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒	at some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing).

2. ☐

pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on.

3. ☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒	after the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the U.S. Securities Act or on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a) of the U.S. Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO CHANGE, DATED June 8, 2023

PRELIMINARY SHORT FORM PROSPECTUS

New Issue

ROGERS COMMUNICATIONS INC.

This is an offer by Rogers Communications Inc., a corporation organized under the laws of British Columbia, Canada (“RCI”), to exchange:

•

up to US$1,000,000,000 2.95% Senior Notes due 2025 (CUSIP 775109 CA7, ISIN US775109CA78 / CUSIP C7923Q AE8, ISIN USC7923QAE82) (the “2025 Restricted Notes”) for a like principal amount of 2.95% Senior Notes due 2025, which have been registered under the Securities Act of 1933, as amended (the “U.S. Securities Act”) (the “2025 Exchange Notes”);

•

up to US$1,300,000,000 3.20% Senior Notes due 2027 (CUSIP 775109 CB5, ISIN US775109CB51 / CUSIP C7923Q AF5, ISIN USC7923QAF57) (the “2027 Restricted Notes”) for a like principal amount of 3.20% Senior Notes due 2027, which have been registered under the U.S. Securities Act (the “2027 Exchange Notes”);

•

up to US$2,000,000,000 3.80% Senior Notes due 2032 (CUSIP 775109 CC3, ISIN US775109CC35 / CUSIP C7923Q AG3, ISIN USC7923QAG31) (the “2032 Restricted Notes”) for a like principal amount of 3.80% Senior Notes due 2032, which have been registered under the U.S. Securities Act (the “2032 Exchange Notes”);

•

up to US$750,000,000 4.50% Senior Notes due 2042 (CUSIP 775109 BZ3, ISIN US775109BZ39 / CUSIP C7923Q AD0, ISIN USC7923QAD00) (the “2042 Restricted Notes”) for a like principal amount of 4.50% Senior Notes due 2042, which have been registered under the U.S. Securities Act (the “2042 Exchange Notes”); and

•

up to US$2,000,000,000 4.55% Senior Notes due 2052 (CUSIP 775109 CD1, ISIN US775109CD18 / CUSIP C7923Q AH1, ISIN USC7923QAH14 ) (the “2052 Restricted Notes” and, together with the 2025 Restricted Notes, the 2027 Restricted Notes, the 2032 Restricted Notes and the 2042 Restricted Notes, the “Restricted Notes”) for a like principal amount of 4.55% Senior Notes due 2052, which have been registered under the U.S. Securities Act (the “2052 Exchange Notes” and, together with the 2025 Exchange Notes, the 2027 Exchange Notes, the 2032 Exchange Notes and the 2042 Exchange Notes, the “Exchange Notes”).

RCI is conducting the exchange offers (each, an “Exchange Offer” and, collectively, the “Exchange Offers”) in order to provide you with an opportunity to exchange your Restricted Notes for Exchange Notes that have been registered under the U.S. Securities Act. The Restricted Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “Notes”. All references to the Exchange Notes and Restricted Notes include references to the related guarantees, as appropriate.

Material Terms of the Exchange Offers:

•

RCI will exchange all Restricted Notes of a series that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes of the corresponding series that are freely tradable under U.S. federal securities law.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration of the relevant Exchange Offer.

•	Each Exchange Offer will expire at 5:00 p.m., New York City time, on , 2023 (the “Expiration Date”), unless extended.

•	The Restricted Notes may only be tendered in an amount equal to US$2,000 in principal amount or in integral multiples of US$1,000 above that amount.

•	To exchange your Restricted Notes, you are required to make certain representations to us. See “The Exchange Offers—Procedures for Tendering” for more information.

•	RCI will not receive any proceeds from the Exchange Offers.

The Exchange Notes:

•

The terms of the Exchange Notes to be issued in the Exchange Offers are substantially identical to the terms of the corresponding series of Restricted Notes, except that the Exchange Notes will be registered under the U.S. Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the Restricted Notes will not apply to the Exchange Notes. In addition, each series of Exchange Notes will bear different CUSIP numbers than the corresponding series of Restricted Notes. The Exchange Notes of a series will represent the same debt as the Restricted Notes of the corresponding series, and RCI will issue the Exchange Notes under the same Indenture (as defined in “The Description of the Exchange Notes”) that governs the applicable series of Restricted Notes.

•	The Exchange Notes will not be listed on any securities exchange or any automated dealer quotation system and there is currently no market for the Exchange Notes.

All untendered Restricted Notes will continue to be subject to the restrictions on transfer set forth in the Restricted Notes and in the Indenture governing the applicable series of Restricted Notes. In general, the Restricted Notes may not be offered or sold, unless registered under the U.S. Securities Act, except pursuant to an exemption from, or in a transaction not subject to, registration under the U.S. Securities Act. Other than in connection with the Exchange Offers, RCI and RCCI do not currently anticipate that they will register any series of the Restricted Notes under the U.S. Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to an Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the U.S. Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. RCI and RCCI have agreed that they will furnish to each broker-dealer who has delivered the notice to RCI and RCCI required by and in accordance with the Registration Rights Agreement (as defined herein), without charge, a reasonable number of copies of this prospectus and any amendment and supplement hereto, for use by such participating broker-dealer in connection with its resale of such Exchange Notes. See “Plan of Distribution”.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the Registrants. Prospective investors should read the tax discussion in this prospectus. This prospectus may not describe the tax consequences of a holder’s particular situation. Holders are urged to consult their own tax advisors regarding the application of tax laws to their particular situation.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Registrants are incorporated or organized under the laws of a foreign country, that some or all of their officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrants and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR HAS THE U.S. SECURITIES AND COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

There is no market through which these securities may be sold and purchasers may not be able to resell securities purchased under this prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”.

Prospective investors should be aware that, during the period of the Exchange Offers, the Registrants or their affiliates, directly or indirectly, may bid for or make purchases of Restricted Notes to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada, or its provinces or territories.

The exchange of the Exchange Notes offered hereby has not been, and the resale of the Exchange Notes will not be, qualified by a prospectus under the securities laws of any province or territory of Canada. The Exchange Notes offered hereby are being offered in Canada pursuant to an exemption from the prospectus requirements of the securities laws of the provinces and territories of Canada.

No dealer manager is being used in connection with the Exchange Offers or has been involved in the preparation of this prospectus or has performed any review of the contents of this prospectus.

Our head office is located at 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9 and our registered office is located at 550 Burrard Street, Suite 2900, Vancouver, British Columbia, V6C 0A3.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and on other information included in the registration statement of which this prospectus forms a part. References to this “prospectus” include documents incorporated by reference herein. We have not authorized anyone to provide you with information that is different. We are not making an offer of these Exchange Notes in any jurisdiction where the offer is not permitted by law.

Except as set forth under “Description of the Exchange Notes” or unless the context otherwise requires, in this prospectus (excluding the documents incorporated by reference herein) the terms “Company”, “we”, “us” and “our” refer to Rogers Communications Inc. and its subsidiaries, the term “RCI” refers to Rogers Communications Inc. and not any of its subsidiaries, the term “RCCI” refers to Rogers Communications Canada Inc., a wholly-owned subsidiary of RCI, and not any of its subsidiaries, references to “Cdn$” and “$” are to Canadian dollars, and references to “U.S. dollars” or “US$” are to United States dollars.

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are stated in Canadian dollars.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the Ontario Securities Commission under the Securities Act (Ontario) and filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) by us under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) are specifically incorporated by reference into, and form an integral part of, this prospectus (except that any description of our credit ratings in any of the following documents shall not be incorporated by reference into this prospectus):

1.	our annual information form for the year ended December 31, 2022, dated March 9, 2023;

2.

our audited consolidated financial statements as at and for the years ended December 31, 2022 and 2021 (the “Annual Financial Statements”), together with the report of the auditors thereon, and management’s discussion and analysis in respect of those statements (the “2022 Annual MD&A);

3.

our unaudited interim condensed consolidated financial statements as at March 31, 2023 and for the three months ended March 31, 2023 and 2022 (the “Q1 2023 Financial Statements”), and our management’s discussion and analysis in respect of those statements (the “Q1 2023 Interim MD&A”);

4.	our management information circular, dated March 24, 2023, in connection with our annual meeting of shareholders held on April 26, 2023;

5.	our material change report filed on April 5, 2023; and

6.	our business acquisition report, dated June 7, 2023 (the “Business Acquisition Report”).

Any documents of the types required to be incorporated by reference in a short form prospectus pursuant to Section 11.1 of National Instrument 44-101F1—Short Form Prospectus, including any documents of the types referred to above (excluding confidential material change reports), filed by us with the Ontario Securities Commission after the date of this prospectus and prior to 25 months from the date hereof, shall be deemed to be incorporated by reference into this prospectus (except that any description of our credit ratings in any such document or report shall not be deemed to be incorporated by reference into this prospectus). In addition, any such documents which are filed with or furnished to the SEC by using our periodic reports on Form 6-K or annual report on Form 40-F (or any respective successor form) after the date of this prospectus shall be deemed to be incorporated by reference into this prospectus and the registration statement of which this prospectus forms a part if and to the extent expressly provided in such report.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus except as so modified or superseded.

Upon a new annual information form and the related annual audited comparative financial statements and accompanying management’s discussion and analysis being filed with and, where required, accepted by, the Ontario Securities Commission during the term of this prospectus, the previous annual information form, the previous annual audited comparative financial statements and accompanying management’s discussion and analysis and all interim financial statements and accompanying management’s discussion and analysis, material change reports, information circulars and business acquisition reports filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities hereunder. Upon an interim financial statement and accompanying management’s discussion and analysis being filed by us with and, where required, accepted by, the Ontario Securities Commission during the term of this prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the new interim financial statement shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities hereunder.

Information has been incorporated by reference in this prospectus from documents filed with the Ontario Securities Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Secretary at 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9, Tel: 416-935-7777. Documents that we have filed with the Ontario Securities Commission may also be obtained over the Internet at the Canadian Securities Administrators’ website at www.sedar.com.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the U.S. Securities Act, a registration statement on Form F-10 relating to the Exchange Notes. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement, including the exhibits filed therewith, to which reference is made for further information.

In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the informational requirements of the Exchange Act and, in accordance therewith, file and furnish reports and other information with or to the SEC. Our recent SEC filings may be obtained over the Internet at the SEC’s website at www.sec.gov. Copies of reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

EXCHANGE RATE DATA

The following table sets forth, for each period indicated, the average, high, low and end of period daily exchange rates published by the Bank of Canada. Such rates are set forth as United States dollar per $1.00. On June 7, 2023, the final business day prior to the date of this prospectus, the daily average exchange rate was US$0.747608 = $1.00.

Fiscal year ended	Average(1)	High	Low	Period End
December 31, 2020	0.7454	0.7863	0.6899	0.7854
December 31, 2021	0.7978	0.8306	0.7778	0.7888
December 31, 2022	0.7685	0.8031	0.7217	0.7383

Three months ended	Average(1)	High	Low	Period End
March 31, 2022	0.7898	0.8019	0.7771	0.8002
March 31, 2023	0.7393	0.7512	0.7242	0.7389

(1)	The average of the exchange rates for all days during the applicable period.

The above rates are provided solely for convenience and may differ from the actual rates used in the preparation of the financial statements and other financial information incorporated by reference hereto. Our inclusion of these exchange rates is not meant to suggest that the Canadian dollar amounts actually represent such U.S. dollar amounts or that such amounts could have been converted into U.S. dollars at any particular rate, if at all. We present our consolidated financial statements in Canadian dollars, and the Exchange Notes will be denominated in U.S. dollars and all payments for the principal (or premium, if any) of, or interest on, the Exchange Notes will be made in U.S. dollars.

FORWARD-LOOKING INFORMATION

This prospectus (including certain documents incorporated by reference herein) includes “forward-looking information”, within the meaning of applicable Canadian securities laws and “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking information” or “forward-looking statements”), and assumptions about, among other things, our business, operations, and financial performance and condition. This forward-looking information and these assumptions include, but are not limited to, statements about our objectives and strategies to achieve those objectives, and about our beliefs, plans, expectations, anticipations, estimates or intentions. This forward-looking information also includes, but is not limited to, conclusions, forecasts and projections relating to revenue, total service revenue, adjusted EBITDA, capital expenditures, cash income tax payments, free cash flow, dividend payments, the growth of new products and services, expected growth in subscribers and the services to which they subscribe, the cost of acquiring and retaining subscribers and deployment of new services, continued cost reductions and efficiency improvements, our debt leverage ratio, the benefits expected to result from the Shaw Transaction (as defined under “Summary — The Shaw Transaction”), including corporate, operational, scale, and other synergies and their anticipated timing, and all other statements that are not historical facts.

Statements containing forward-looking information typically include words like “could”, “expect”, “may”, “anticipate”, “assume”, “believe”, “intend”, “estimate”, “plan”, “project”, “guidance”, “outlook”, “target” and similar expressions, although not all statements containing forward-looking information include such words. Statements containing forward-looking information include conclusions, forecasts and projections that are based on our current objectives and strategies and on estimates, expectations, assumptions and other factors, that we believe to have been reasonable at the time they were applied but may prove to be incorrect, and the following factors, among others: general economic and industry conditions, currency exchange rates and interest rates, product pricing levels and competitive intensity, subscriber growth, pricing, usage and churn rates, changes in government regulation, technology and network deployment, availability of devices, timing of new product launches, content and equipment costs, the integration of acquisitions, and industry structure and stability. Except as otherwise indicated, forward-looking information in this prospectus (including the documents incorporated by reference herein) does not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations, or other transactions that may be considered or announced or may occur after the date on which the statement containing forward-looking information is made.

We caution that all forward-looking information, including any statement regarding our current objectives, strategies and intentions and any factor, assumption, estimate or expectation underlying the forward-looking information, is inherently subject to change and uncertainty. Actual events and results can be substantially different from what is expressed or implied by forward-looking information as a result of risks, uncertainties, and other factors, many of which are beyond our control, including, but not limited to, the risks and uncertainties relating to or resulting from the following:

•	regulatory changes;

•	technological changes;

•	economic, geopolitical and other conditions affecting commercial activity;

•	unanticipated changes in content or equipment costs;

•	changing conditions in the entertainment, information, and communications industries;

•	sports-related work stoppages or cancellations and labor disputes;

•	the integration of acquisitions;

•	litigation and tax matters;

•	the level of competitive intensity;

•	the emergence of new opportunities;

•	external threats, such as epidemics, pandemics, and other public health crises, natural disasters, the effects of climate change, or cyberattacks, among others;

•	risks related to the Shaw Transaction, including the possibility:

•	we may not be able to achieve the anticipated cost synergies, operating efficiencies, and other benefits of the Shaw Transaction within the expected timeframes or at all;

•	the integration of the businesses and operations of Rogers and Shaw Communications Inc. may be more difficult, time-consuming, or costly than expected; and

•

that operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, or suppliers) may be greater than expected;

•	new interpretations and new accounting standards from accounting standards bodies;

•	the factors described in “Risk Factors”; and

•	other risks outlined in “Risks and Uncertainties Affecting our Business” in our 2022 Annual MD&A and in “Updates to Risks and Uncertainties” in our Q1 2023 Interim MD&A.

These risks, uncertainties and other factors can also affect our objectives, strategies, and intentions. Many of these risks, uncertainties and other factors are beyond our control or our current expectations or knowledge. Should one or more of these risks, uncertainties, or other factors materialize, our objectives, strategies, or intentions change, or any other factors or assumptions underlying the forward-looking information prove incorrect, our actual results and our plans could vary significantly from what we currently foresee. Accordingly, we warn investors to exercise caution when considering statements containing forward-looking information and caution them that it would be unreasonable to rely on such statements as creating legal rights regarding our future results or plans. We are under no obligation (and we expressly disclaim any such obligation) to update or alter any statements containing forward-looking information or the factors or assumptions underlying them, whether as a result of new information, future events, or otherwise, except as required by law. All of the forward-looking information in this prospectus is qualified by the cautionary statements herein. Before making any investment decision in respect of the Exchange Notes and for a detailed discussion of the risks, uncertainties and environment associated with our business, its operations and its financial performance and condition, fully review the disclosure incorporated by reference and included in this prospectus, including the risks referenced in the “Risk Factors” section of this prospectus.

SUMMARY

The following summary highlights certain of the information contained in or incorporated by reference into this prospectus and does not contain all of the information that you should consider. For a more complete understanding of our business and the Exchange Offers, RCI urges you to read carefully the entire registration statement and accompanying prospectus and the documents and other information incorporated by reference herein, including “Risk Factors” and the financial statements and related notes thereto included in or incorporated by reference into this prospectus, before making a decision to participate in the Exchange Offers.

Rogers Communications Inc.

We are a leading diversified Canadian communications and media company. We are Canada’s largest provider of wireless communications services and one of Canada’s leading providers of high-speed Internet, cable television and phone services. Through Rogers Media, we are engaged in sports media and entertainment, television and radio broadcasting, specialty channels, multi-platform shopping and digital media.

The Guarantor

RCCI, a Canadian corporation (the “Guarantor”), is a direct, wholly-owned subsidiary of RCI that, together with certain of our other wholly-owned subsidiaries, operates our Wireless and Cable operations. For certain summary historical financial information in respect of RCI, RCCI and our non-Guarantor subsidiaries as of March 31, 2023 and December 31, 2022 and for the three months ended March 31, 2023 and March 31, 2022, see “Summary of Financial Results of Long-Term Debt Guarantor” in our Q1 2023 Interim MD&A (which does not give pro forma effect to the Shaw Transaction), which is incorporated by reference into this prospectus.

The Shaw Transaction

On April 3, 2023, we acquired all the issued and outstanding Class A Participating Shares and Class B Non-Voting Participating Shares (collectively, the “Shaw Shares”) of Shaw Communications Inc. (the “Shaw Transaction”). We paid, in the aggregate, approximately $20.483 billion for the Shaw Shares, of which $19.033 billion was paid in cash. The remaining $1.45 billion of consideration was paid through the issuance of 23.6 million RCI Class B Non-Voting common shares. We funded the cash consideration for the Shaw Transaction as follows: (1) approximately $13.033 billion from cash and restricted cash and cash equivalents on hand (which was funded primarily from the net proceeds from the sale of the Restricted Notes and certain other senior notes in the first quarter of 2022) and (2) approximately $6 billion borrowed on April 3, 2023 under our $6 billion non-revolving term loan facility.

Immediately prior to the closing of the Shaw Transaction, Shaw Communications Inc. (“Shaw”) completed the sale of all of the outstanding shares of Freedom Mobile Inc. (“Freedom”), a subsidiary of Shaw, to Videotron Ltd. (“Videotron”), a subsidiary of Quebecor Inc. (“Quebecor”) (the “Freedom Transaction”). The Freedom Transaction was effected pursuant to an agreement entered into on August 12, 2022 among RCI, Shaw, Shaw Telecom Inc., Quebecor and Videotron, which provided for the sale of all Freedom-branded wireless and Internet customers and all of Freedom’s infrastructure, spectrum licences, and retail locations. The purchase price payable by Quebecor to Shaw under this agreement was $2.85 billion on a cash-free, debt-free basis and as further adjusted pursuant to the terms of the divestiture agreement.

On April 3, 2023, following the completion of the Shaw Transaction, Shaw was amalgamated with RCI. As a result of this amalgamation, RCI became the issuer and assumed all of Shaw’s obligations under the indenture governing Shaw’s outstanding senior notes with a total principal amount of $4.55 billion as at April 3, 2023. In connection with the Shaw Transaction, RCCI provided a guarantee for Shaw’s payment obligations under those senior notes.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFERS

Background	On March 11, 2022, RCI and RCCI completed the private offering of the Restricted Notes. As part of that offering, RCI and RCCI entered into a registration rights agreement (the “Registration Rights Agreement”) with BofA Securities, Inc., the representative of the initial purchasers of the Restricted Notes, in which RCI and RCCI agreed, among other things, to complete the Exchange Offers. See “The Exchange Offers—Purpose of the Exchange Offers; Registration Rights.”

Exchange Offers	RCI is offering to exchange:

•	the unregistered 2025 Restricted Notes for an equivalent amount of the 2025 Exchange Notes, which have been registered under the U.S. Securities Act;

•	the unregistered 2027 Restricted Notes for an equivalent amount of the 2027 Exchange Notes, which have been registered under the U.S. Securities Act;

•	the unregistered 2032 Restricted Notes for an equivalent amount of the 2032 Exchange Notes, which have been registered under the U.S. Securities Act;

•	the unregistered 2042 Restricted Notes for an equivalent amount of the 2042 Exchange Notes, which have been registered under the U.S. Securities Act; and

•	the unregistered 2052 Restricted Notes for an equivalent amount of the 2052 Exchange Notes, which have been registered under the U.S. Securities Act.

The Restricted Notes may only be tendered in an amount equal to US$2,000 in principal amount or in integral multiples of US$1,000 above that amount. See “The Exchange Offers—Terms of the Exchange Offers.”

In order to exchange a Restricted Note, you must follow the required procedures and RCI must accept such Restricted Note for exchange. RCI will exchange all Restricted Notes validly tendered and not validly withdrawn prior to the Expiration Date. See “The Exchange Offers.”

Expiration Date	Each Exchange Offer expires at 5:00 p.m., New York City time, on , 2023, subject to our right to extend the Expiration Date for any Exchange Offer. See “The Exchange Offers—Expiration Date; Extensions; Amendments”.

Withdrawal Rights	You may withdraw your tender of Restricted Notes at any time before the Expiration Date for the applicable Exchange Offer. See “The Exchange Offers —Withdrawal of Tenders”.

Conditions to the Exchange Offers	The Exchange Offers are subject to certain customary conditions, which RCI may amend or waive at any time with respect to an Exchange Offer. The Exchange Offers are not conditioned upon any minimum principal amount of outstanding Restricted Notes being tendered. See “The Exchange Offers—Conditions to the Exchange Offers”.

Procedures for Tendering Restricted Notes	If you beneficially own Restricted Notes which are held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee and you wish to participate in the Exchange Offers, you must instruct that custodial entity to tender your Restricted Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial holders are urged to appropriately instruct their commercial bank, broker, dealer, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction.

If your Restricted Notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a manually executed facsimile of the letter of transmittal, together with the Restricted Notes and any other required documents, to the Exchange Agent (as defined below) at its address listed on the back cover of the letter of transmittal. Custodial entities that are participants in the Depository Trust Company (“DTC”) must tender Restricted Notes through the Automated Tender Offer Program (“ATOP”) maintained by DTC, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. RCI has not provided guaranteed delivery procedures in conjunction with the Exchange Offers. A letter of transmittal need not accompany tenders effected through ATOP.

Consequences If You Do Not Exchange Your Restricted Notes	Restricted Notes that are not tendered in the Exchange Offers or are not accepted for exchange will continue to be subject to transfer restrictions. You will not be able to offer or sell such Restricted Notes unless you are able to rely on an exemption from the requirements of the U.S. Securities Act or the Restricted Notes are registered under the U.S. Securities Act. After the Exchange Offers are completed, RCI and RCCI will no longer have an obligation to register the Restricted Notes, except under limited circumstances. To the extent that Restricted Notes are tendered and accepted in the Exchange Offers, the market for any remaining Restricted Notes will be adversely affected. See “Risk Factors—Risks Relating to The Exchange Offers—If you fail to exchange your Restricted Notes, they will continue to be restricted securities and may become less liquid”.

Issuance of Exchange Notes	RCI will issue Exchange Notes in exchange for Restricted Notes of the corresponding series tendered and accepted in the Exchange Offers promptly following the applicable Expiration Date (unless amended as described in this prospectus). See “The Exchange Offers—Terms of the Exchange Offers”.

Resale of Exchange Notes	Based on interpretations of the SEC staff, as described in previous no-action letters issued to third parties, RCI believes that the Exchange Notes you receive pursuant to the Exchange Offers in exchange for the Restricted Notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the U.S. Securities Act, provided that:

•	you are acquiring the Exchange Notes issued in the Exchange Offers in the ordinary course of your business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution, as defined in the U.S. Securities Act, of the Exchange Notes you will receive in the Exchange Offers; and

•	you are not an “affiliate” of RCI or RCCI, as defined in Rule 405 under the U.S. Securities Act.

By tendering your Restricted Notes as described in “The Exchange Offers—Procedures for Tendering”, you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the U.S. Securities Act in connection with a resale of the Exchange Notes. RCI bases its belief on interpretations by the SEC staff in no-action letters issued to other issuers making exchange offers similar to this one. RCI cannot guarantee the SEC would make a similar decision about RCI’s Exchange Offers. If its belief is wrong, you could incur liability under the U.S. Securities Act. Neither RCI nor RCCI will protect you against any loss incurred as a result of this liability under the U.S. Securities Act.

Broker-Dealer	Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the U.S. Securities Act in connection with any resale of the Exchange Notes. RCI and RCCI have agreed that they will furnish to each broker-dealer in accordance with the Registration Rights Agreement, without charge, a reasonable number of copies of this prospectus and any amendment and supplement hereto, for use by such participating broker-dealer in connection with its resale of such Exchange Notes. See “Plan of Distribution”.

Registration Rights Agreement	When RCI issued the Restricted Notes on March 11, 2022, RCI and RCCI entered into the Registration Rights Agreement, pursuant to which RCI and RCCI agreed, for the benefit of the holders of the Restricted Notes, to:

•

file with the SEC and use commercially reasonable efforts to cause to become effective a registration statement relating to an offer to exchange the Restricted Notes for the Exchange Notes by June 29, 2023; and

•	use commercially reasonable efforts to complete the exchange offer on or prior to 45 days after such registration statement becomes effective.

If RCI does not complete the Exchange Offer for a particular series of Restricted Notes on or prior to the time set forth above or if RCI and RCCI fail to meet certain other conditions described in the Registration Rights Agreement, the interest rate borne by that series of Restricted Notes will increase at a per annum rate of 0.25% for every 90-day period in which RCI and RCCI have not satisfied their obligations with respect to such series of Restricted Notes, subject to a maximum per annum rate increase of 0.50%.

A copy of the Registration Rights Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Accounting Treatment	RCI does not expect to recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. RCI expects to record the expenses of the Exchange Offers as incurred. See “The Exchange Offers—Accounting Treatment.”

U.S. Federal and Canadian Federal Income Tax Considerations	The exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offers generally will not be a taxable event for U.S. federal or Canadian federal income tax purposes to non-residents of Canada. See “Material Tax Considerations.”

Use of Proceeds	RCI will not receive any proceeds from the issuance of Exchange Notes. See “Use of Proceeds”.

Exchange Agent	The Bank of New York Mellon is serving as the exchange agent for the Exchange Offers (in such capacity, the “Exchange Agent”). You can find the address, telephone number and e-mail address of the exchange agent below under the caption “The Exchange Offers—Exchange Agent.” The Bank of New York Mellon is also the trustee under the Indenture governing the Restricted Notes and Exchange Notes.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The following summary of the terms of the Exchange Notes is subject to, and should be read in conjunction with, the more detailed information appearing elsewhere in, and incorporated by reference into, this prospectus. For purposes of this “Summary of the Terms of the Exchange Notes”, the terms “we”, “us”, “our” and “RCI” refer to Rogers Communications Inc. (or its successors, if any, under the Indenture governing the applicable series of Exchange Notes) and not any of its subsidiaries.

Issuer	Rogers Communications Inc.

Guarantor	Rogers Communications Canada Inc. (“RCCI” or the “Guarantor”).

Guarantee by RCCI	Upon completion of the Exchange Offers, payment of the principal of, premium, if any, and interest on each series of Exchange Notes will be fully and unconditionally guaranteed by RCCI, one of our direct, wholly-owned subsidiaries (the “Guarantee”). This Guarantee may be released in certain circumstances. See “Description of the Exchange Notes—Guarantees and Ranking”.

Exchange Notes Offered	US$1,000,000,000 aggregate principal amount of 2.95% Senior Notes due 2025 (the “2025 Exchange Notes”).

US$1,300,000,000 aggregate principal amount of 3.20% Senior Notes due 2027 (the “2027 Exchange Notes”).

US$2,000,000,000 aggregate principal amount of 3.80% Senior Notes due 2032 (the “2032 Exchange Notes”).

US$750,000,000 aggregate principal amount of 4.50% Senior Notes due 2042 (the “2042 Exchange Notes”).

US$2,000,000,000 aggregate principal amount of 4.55% Senior Notes due 2052 (the “2052 Exchange Notes” and, together with the 2025 Exchange Notes, the 2027 Exchange Notes, the 2032 Exchange Notes and the 2042 Exchange Notes, the “Exchange Notes”).

Maturity Date	The 2025 Exchange Notes will mature on March 15, 2025.

The 2027 Exchange Notes will mature on March 15, 2027.

The 2032 Exchange Notes will mature on March 15, 2032.

The 2042 Exchange Notes will mature on March 15, 2042.

The 2052 Exchange Notes will mature on March 15, 2052.

Interest Rate	The 2025 Exchange Notes will bear interest at a rate of 2.95% per year.

The 2027 Exchange Notes will bear interest at a rate of 3.20% per year.

The 2032 Exchange Notes will bear interest at a rate of 3.80% per year.

The 2042 Exchange Notes will bear interest at a rate of 4.50% per year.

The 2052 Exchange Notes will bear interest at a rate of 4.55% per year.

Interest Payment Dates for Each Series of Exchange Notes	Interest on the Exchange Notes of each series will be payable on March 15 and September 15 of each year.

With respect to each series of Exchange Notes, (a) interest will accrue on such Exchange Notes from the most recent date to which interest on the corresponding Restrictive Notes has been paid, (b) interest payments will commence on the first interest payment date that occurs after interest starts accruing and (c) if the regular record date for the first interest payment date would be a date prior to the settlement date of the related Exchange Offer, the record date for such first interest payment date will be the day immediately preceding such first interest payment date. No interest will be paid on any series of Restricted Notes that is tendered and accepted for exchange following their acceptance for exchange with respect to such series.

Optional Redemption	RCI has the option to redeem some or all of the Exchange Notes of each series prior to their stated maturity date at any time and from time to time, as described under the heading “Description of the Exchange Notes—Optional Redemption.”

Ranking	The Exchange Notes and the Guarantee will be unsecured, unsubordinated obligations of RCI and the Guarantor, respectively, and will rank pari passu with RCI’s and the Guarantor’s existing and future unsecured, unsubordinated debt. The Exchange Notes and the Guarantee will be (1) effectively subordinated to any of RCI’s and the Guarantor’s existing and future secured debt to the extent of the value of the assets securing such debt, and (2) structurally subordinated to all existing and future debt and other liabilities of our subsidiaries (other than the Guarantor, for so long as the Guarantee remains in effect).

Additional Amounts

Any payments made by RCI or the Guarantor, as the case may be, with respect to the Exchange Notes, or the Guarantee thereon, will be made without withholding or deduction for Canadian taxes unless required by law. Subject to certain exclusions, if RCI or the Guarantor, as the case may be, are required by law to withhold or deduct for Canadian taxes with respect to a payment to holders of the Exchange Notes, RCI or the Guarantor, as applicable, will pay the additional amount necessary (“Additional Amounts”) so that the net amount received by holders of the Exchange Notes after the withholding or deduction is not less than the amount that they could have received in the absence of the withholding or deduction. See the section entitled “Description of the Exchange Notes—Additional Amounts”.

Optional Redemption for Changes in Withholding Taxes	The Exchange Notes will be subject to redemption in the event RCI or the Guarantor, as the case may be, become or would become obligated to pay Additional Amounts with respect to the Exchange Notes or the Guarantee thereon, as applicable, as a result of certain changes involving Canadian taxation laws or treaties. See “Description of the Exchange Notes—Optional Redemption” and “Description of the Exchange Notes—Redemption Upon Changes in Withholding Taxes”.

Change in Control	If RCI experiences a change in control and there is a specified decline in the credit rating of a series of the Exchange Notes, RCI will be required to make an offer to purchase all of the Exchange Notes of that series at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase in order to avoid an event of default under such series of Exchange Notes. See “Description of the Exchange Notes—Additional Event of Default for a Change in Control Triggering Event”.

Certain Covenants	The Indenture that will govern the Exchange Notes contains covenants that, among other things, limit the ability of:

•	RCI to incur additional secured debt and enter into sale and leaseback transactions; and

•	RCI’s “Restricted Subsidiaries” to incur additional debt and enter into sale and leaseback transactions.

These covenants are subject to important exceptions, limitations and qualifications. See “Description of the Exchange Notes—Certain Covenants” for more information. On the completion date of the Exchange Offers, all of RCI’s subsidiaries will be “Restricted Subsidiaries”.

Form and Denomination	The Exchange Notes of each series will be issued only in fully registered book-entry form without coupons only in minimum denominations of US$2,000 and integral multiples of US$1,000 above that amount. The Exchange Notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry Settlement and Clearance”.

Absence of Public Market for the Notes; No Listing

The Exchange Notes will be new securities, and there is currently no established trading market for the Exchange Notes. RCI does not intend to list the Exchange Notes on any securities exchange or arrange for the Exchange Notes to be quoted on any quotation system. Accordingly, RCI cannot assure you that a liquid trading market will develop for the Exchange Notes, that you will be able to sell your Exchange Notes at a particular time or that the prices that you receive when you sell will be favorable.

Governing Law	State of New York.

Trustee	The Bank of New York Mellon (in such capacity, the “Trustee”).

Risk Factors	Investment in the Exchange Notes involves certain risks. Before deciding whether to exchange your Restricted Notes for Exchange Notes, you should consider carefully the risk factors referenced in the “Risk Factors” section of this prospectus, as well as the other information in the documents incorporated by reference into this prospectus.

RISK FACTORS

Before deciding whether to participate in the Exchange Offers, you should consider carefully the risks described in this prospectus and the documents incorporated by reference into this prospectus (including subsequent documents incorporated by reference into this prospectus). Discussions of certain risks and uncertainties affecting our business are provided in our annual information form, our 2022 Annual MD&A and our Q1 2023 MD&A (or, as applicable, our annual information form and our management’s discussion and analysis for subsequent periods), each of which is incorporated by reference into this prospectus. These are not the only risks and uncertainties that we face. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us. If any of the events identified in these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially harmed.

Risks Relating to the Exchange Offers

If you fail to exchange your Restricted Notes, they will continue to be restricted securities and may become less liquid.

Restricted Notes that you do not tender or RCI does not accept will, following the Exchange Offers, continue to be restricted securities, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and applicable state securities laws. Because RCI anticipates that most holders of Restricted Notes will elect to exchange their Restricted Notes, RCI expects that the liquidity of the market for any Restricted Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Restricted Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Restricted Notes of the applicable series outstanding. Following the Exchange Offers, if you do not tender your Restricted Notes, you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected.

If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

A broker-dealer that acquired the Restricted Notes for its own account as a result of market-making activities or other trading activities must comply with the prospectus delivery requirements of the U.S. Securities Act in connection with any resale of the Exchange Notes. RCI’s and RCCI’s obligations to make this prospectus available to broker-dealers is limited. Consequently, RCI and RCCI cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

You must comply with the Exchange Offers procedures in order to receive new, registered Exchange Notes.

Delivery of the Exchange Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of the following:

•

certificates for Restricted Notes or a book-entry confirmation of a book-entry transfer of Restricted Notes into the Exchange Agent’s account at DTC, New York, New York as depository, including an agent’s message, if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of Restricted Notes who would like to tender Restricted Notes in exchange for Exchange Notes should allow enough time for the Restricted Notes to be delivered on time. RCI and RCCI are not required to notify you of defects or irregularities in tenders of the Restricted Notes for exchange. The Restricted Notes that are not tendered or that are tendered but RCI does not accept for exchange will, following consummation of the applicable Exchange Offer, continue to be subject to the existing transfer restrictions under the U.S. Securities Act and, upon consummation of such Exchange Offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “The Exchange Offers—Procedures for Tendering” and “The Exchange Offers—Consequences of Failure to Properly Tender Restricted Notes in the Exchange Offers”.

Some holders who exchange their Restricted Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Restricted Notes in the Exchange Offers for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the U.S. Securities Act in connection with any resale transaction.

Risks Related to the Exchange Notes

The Exchange Notes and Guarantee will be structurally subordinated to the debt and other liabilities of our non-Guarantor subsidiaries, and will be effectively subordinated to any of RCI and the Guarantor’s secured debt.

Subject to the release provisions described herein, the Exchange Notes will be unconditionally guaranteed on an unsubordinated, unsecured basis by RCCI, a direct, wholly-owned subsidiary of RCI. Our other subsidiaries will not guarantee or otherwise be responsible for the payment of principal or interest or other payments required to be made by RCI on the Exchange Notes. Accordingly, the Exchange Notes will be structurally subordinated to all existing and future liabilities (including trade payables and debt) of such subsidiaries and, upon any release of its Guarantee, of RCCI. As a holding company, our ability to meet our financial obligations, including servicing our debt under the Exchange Notes, depends upon our receipt of funds from our subsidiaries. None of our subsidiaries has an obligation to make funds available to us to pay our obligations under the Exchange Notes or to pay those obligations except, in the case of RCCI, to the extent it is guaranteeing the Exchange Notes at the time. In the event of an insolvency, bankruptcy, liquidation, reorganization or similar proceeding in respect of any of our subsidiaries that are not, at the time, guaranteeing the Exchange Notes, holders of the Exchange Notes will have no right to proceed against the assets of such non-Guarantor subsidiaries. Creditors of such non-Guarantor subsidiaries would generally be entitled to payment in full from such assets before any assets are made available for distribution to RCI or, if applicable, RCCI, to pay their respective debts and other obligations. Pursuant to the terms of our existing debt obligations, including those of the Exchange Notes, our subsidiaries are permitted to incur additional debt subject to certain limitations. For certain summary historical financial information in respect of RCI, RCCI and our non-Guarantor subsidiaries as of March 31, 2023 and December 31, 2022 and for the three months ended March 31, 2023 and March 31, 2022, see “Summary of Financial Results of Long-Term Debt Guarantor” in our Q1 2023 Interim MD&A (which does not give pro forma effect to the Shaw Transaction), which is incorporated by reference into this prospectus.

The Exchange Notes and Guarantee will also be effectively subordinated in right of payment to all existing and any future secured debt of RCI and RCCI to the extent of the value of the assets securing such debt. In the event of an insolvency, bankruptcy, liquidation, reorganization or similar proceeding, the assets of RCI or RCCI as applicable, that serve as collateral under any such secured debt would be made available to satisfy the obligations under the secured debt before any payments are made on the Exchange Notes or the Guarantee. As at March 31, 2023, neither RCI nor RCCI had any outstanding secured debt other than $2.4 billion of funding outstanding under our accounts receivable securitization program and lease liabilities secured by the underlying right-of-use assets with a net carrying amount of $2.0 billion. However, pursuant to the terms of our existing debt obligations, including those of the Exchange Notes, we may incur additional secured debt subject to certain limitations.

There can be no assurance that a trading market for the Exchange Notes will develop or as to the liquidity of any trading market that might develop for the Exchange Notes.

There is currently no established trading market for the Exchange Notes and RCI and RCCI do not intend to have the Exchange Notes listed on any securities exchange. In addition, the liquidity of the trading market in the Exchange Notes and the market price quoted for the Exchange Notes may be adversely affected by, among other things, changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the Exchange Notes or as to the liquidity of any trading market that may develop for the Exchange Notes. The absence of an active market for the Exchange Notes could adversely affect their market price and liquidity.

Changes in our creditworthiness or credit ratings may adversely affect the market value of the Exchange Notes and our cost of capital. Adverse changes to the credit ratings assigned to some of our outstanding public debt may also subject us to certain restrictive covenants.

There is no assurance as to our creditworthiness or that the credit ratings assigned to the Exchange Notes will remain in effect for any given period of time or that any such rating will not be lowered or withdrawn entirely by the relevant rating agency. An actual, anticipated or perceived change in our creditworthiness or in credit ratings assigned to the Exchange Notes may materially affect the market price or liquidity of the Exchange Notes. In addition, an actual, anticipated or perceived change in our creditworthiness or credit ratings may also affect the cost at which we can access the capital markets or obtain other funding.

The indenture governing RCI’s 8.75% Senior Debentures due 2032 (the “2032 Debentures”) contains restrictive covenants to which we are not subject for so long as more than one rating agency assigns the 2032 Debentures an investment grade rating and we are not in default of our obligations under such indenture. If we fail to meet these conditions, these restrictive covenants will be reinstated. If reinstated, these restrictive covenants might limit our operating flexibility and our ability to execute our business strategy unless we redeem the 2032 Debentures.

We may be unable to purchase the Exchange Notes upon a change in control triggering event.

If we experience a change in control and the Exchange Notes of a series experience a specified credit rating decline, we will be required to offer to purchase such Exchange Notes of such series for cash at a price equal to 101% of the principal amount of the Exchange Notes, plus accrued and unpaid interest to the date of purchase, in order to avoid an event of default under the Exchange Notes. See “Description of the Exchange Notes—Additional Event of Default for a Change in Control Triggering Event”. A change in control and a specified credit rating decline under the terms of the Exchange Notes of a series is likely to correspond with a change in control and a specified credit rating decline under the terms of our other public debt, which would require us to make a similar offer to purchase with respect to that debt in order to avoid an event of default thereunder. In addition, a change in control and a specified credit rating decline in respect of our senior public debt will constitute an event of default under our bank credit facilities. In the event of a change in control and a specified credit rating decline relating to our debt, we may not have sufficient funds to purchase all of the Exchange Notes, in addition to purchasing all of our existing public debt and repaying the amounts outstanding under our bank credit facilities.

We can enter into transactions, like recapitalizations, share repurchases, reorganizations and highly leveraged transactions, that do not constitute a Change in Control as defined in the Indenture but could adversely affect holders of the Exchange Notes.

The change in control triggering event provision contained in the Indenture may not necessarily afford you protection in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership of our voting stock or, even if they do, may still not constitute a “Change in Control Triggering Event” as defined in the Indenture, including because a “Change in Control Triggering Event” is deemed to occur upon both a “Change in Control” and a “Rating Decline” with respect to the Exchange Notes, each as defined in the Indenture. Except as described under “Description of The Exchange Notes—Additional Event of Default for a Change in Control Triggering Event”, the Indenture will not contain provisions that would require us to offer to repurchase or redeem the Exchange Notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction. Moreover, it will not, among other things, restrict our ability to repurchase our shares, and such repurchases could be material.

A change in our business or financial condition may not trigger a mandatory redemption or repurchase of the Exchange Notes.

Holders of the Exchange Notes will not have any right to require us to repurchase their Exchange Notes if we experience any changes, including any material changes, in our business or financial condition (other than a Change in Control Triggering Event (as defined in “Description of the Exchange Notes”)).

Certain bankruptcy, insolvency and other restructuring laws may impair the Trustee’s ability to receive payment and enforce remedies or other rights under the Exchange Notes.

The rights of the Trustee or holders of the Exchange Notes, including, without limitation, the right to enforce remedies under the Indenture or the Guarantee, may be significantly impaired, delayed, stayed, compromised or otherwise restricted by the provisions of applicable Canadian insolvency, bankruptcy, winding-up, reorganization and other restructuring or corporate arrangement legislation if the benefit of such laws are sought with respect to RCI or RCCI (as Guarantor). For example, the Bankruptcy and Insolvency Act (Canada) (the “BIA”), the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”), the Winding-up and Restructuring Act (Canada) and other corporate arrangement legislation each contain provisions enabling a debtor to obtain a stay of proceedings in favor of itself and its property against its creditors and others and to prepare and file a plan of compromise and arrangement, plan of arrangement, or proposal to be considered and voted on by various affected classes of its creditors. Such a plan of compromise and arrangement, plan of arrangement, or proposal, if accepted by the requisite majorities of each affected class of creditors and approved by the relevant Canadian court, would be binding on all creditors within each affected class, such as holders of the Exchange Notes, including those creditors in an affected class who did not vote to accept the plan of compromise and arrangement, plan of arrangement or proposal. Moreover, these statutes permit, in certain circumstances, an insolvent debtor to retain possession, control and administration of its property, subject to court oversight, even though that debtor may be in default under the applicable debt instrument and the ability of its creditors to enforce their rights upon such default are impaired, delayed, stayed, compromised or otherwise restricted.

The approval threshold requirements provided in the Indenture for the modification of certain rights of the holders of Exchange Notes may be disregarded in a restructuring of our debt under applicable law or the order or decree of a court having jurisdiction. In an insolvency or bankruptcy or similar proceeding, the applicable insolvency statute will establish the approval threshold. Insolvency statutes generally require the consent of at least two-thirds of the value and majority in number of each of the classes of claims to be affected by, and voting on, the debt restructuring. For purposes of any such vote, claims with respect to the Exchange Notes would typically not vote as their own class but would instead vote as a single class with the holders of all other unsecured claims affected by the restructuring that have a commonality of interest with the Exchange Notes claims. These approval threshold requirements may also be disregarded in a restructuring by way of a court approved arrangement under a Canadian corporate statute. Some of these corporate debt restructurings have been court approved with only the required consent of debt holders representing at least two-thirds of the principal amount of the affected debt (voting by class or, in some cases, voting together with other classes of debt) voted in respect of the debt restructuring, notwithstanding a higher approval threshold requirement in the documentation evidencing the affected debt. Stays of proceedings have also been granted in connection with these corporate debt restructurings.

The powers of the court under Canadian insolvency, bankruptcy, winding-up, reorganization and other restructuring and corporate arrangement legislation (and in particular, the CCAA) have generally been interpreted and exercised broadly and remedially so as to preserve the enterprise value of a restructuring entity and protect such entity and its assets from actions taken by creditors and other parties. Accordingly, if RCI or RCCI (as Guarantor) were to become subject to proceedings commenced pursuant to Canadian insolvency, bankruptcy, winding-up, reorganization and other restructuring or corporate arrangement legislation, payments with respect to the Exchange Notes or the Guarantee may be delayed, stayed, compromised, discontinued or otherwise restricted and the Trustee and/or holders of the Exchange Notes may be unable to exercise or be otherwise impaired or restricted from exercising their rights under the Indenture and the Trustee and holders of the Exchange Notes may not be compensated for any delays in payments provided for under the Exchange Notes, the Guarantee or the Indenture, if any, including the payment of principal, interest and costs, including their respective fees and disbursements. In an insolvency or bankruptcy or similar proceeding creditors, including holders of the Exchange Notes, may not be entitled to be paid interest, contractual or otherwise, accruing after the date such proceedings are commenced.

USE OF PROCEEDS

The Exchange Offers are intended to satisfy RCI’s and RCCI’s obligations under the Registration Rights Agreement entered into in connection with the issuance of the Restricted Notes. RCI will not receive any proceeds from the issuance of Exchange Notes in connection with the Exchange Offers. In consideration for issuing the Exchange Notes, RCI will receive the Restricted Notes from you in like principal amount. The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our indebtedness other than to the extent that we incur any indebtedness in connection with the payment of expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the Exchange Agent and accounting and legal fees.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our share and loan capital, on a consolidated basis, since March 31, 2023 to the date of this prospectus, except as described in this prospectus and the documents incorporated by reference into this prospectus (including subsequent documents incorporated by reference into this prospectus). See “Summary – The Shaw Transaction”.

EARNINGS COVERAGE

The following as adjusted pro forma earnings coverage ratios and associated financial information are based on the historical consolidated financial statements of RCI and Shaw, as adjusted to give pro forma effect to the Shaw Transaction on the basis set out in pro forma financial statements contained in the Business Acquisition Report.

The pro forma borrowing cost requirements used for these as adjusted pro forma earnings coverage ratios are further adjusted to give effect to:

(i)

our issuance of commercial paper under our US commercial paper program (net of repayments) with an aggregate principal amount of approximately US$528 million during the three months ended March 31, 2023,

(ii)	borrowings under our non-revolving and revolving credit facilities (net of repayments) of approximately US$685 million during the three months ended March 31, 2023,

(iii)	our repayment at maturity, on March 15, 2023, of our then outstanding US$500 million aggregate principal amount of 3.00% Senior Notes Due 2023,

(iv)	our repayment of commercial paper under our US commercial paper program (net of additional issuances) with an aggregate principal amount of approximately US$539 million subsequent to March 31, 2023,

(v)	our repayment of $800 million under our receivable securitization program subsequent to March 31, 2023,

(vi)	our repayment of $200 million under Shaw’s legacy accounts receivables securitization program subsequent to March 31, 2023, and

(vii)	our repayment of borrowings under our revolving credit facility with an aggregate principal amount of approximately US$220 million subsequent to March 31, 2023,

as if (a) each such transaction had occurred on January 1, 2022, for the purpose of calculating the as adjusted pro forma information for the 12 months ended December 31, 2022, and (b) the transactions in clauses (iv), (v), (vi) and (vii) had occurred on January 1, 2023, for the purpose of calculating the as adjusted pro forma information for the three months ended March 31, 2023.

As the issuance of the Exchange Notes under this prospectus is in exchange for an equal aggregate principal amount of outstanding Restricted Notes validly tendered and accepted in the Exchange Offers, the as adjusted pro forma information in the following table does not give effect to the issuance of any Exchange Notes under this prospectus as any issuance of Exchange Notes will offset an equivalent amount of the Restricted Notes issued on March 11, 2022 which are reflected in the Annual Financial Statements and the Q1 2023 Financial Statements.

	12 Months Ended December 31, 2022	3 Months Ended March 31, 2023
Pro forma earnings before borrowing costs and income taxes(1)	$3,667 million	$1,074 million
As adjusted pro forma borrowing cost requirements(2)	$2,440 million	$742 million
As adjusted pro forma earnings coverage ratio(3)	1.53x	1.50x

(1)

Pro forma earnings before borrowing costs and income taxes adjusts earnings before borrowing costs and income taxes to give effect to the Shaw Transaction on the basis provided in the pro forma financial statements in the Business Acquisition Report. Pro forma earnings before borrowing costs and income taxes do not include interest earned.

(2)

Borrowing cost requirements refer to our total finance costs for the applicable period excluding interest earned. As adjusted pro forma borrowing cost requirements adjusts borrowing cost requirements to (i) give effect to the Shaw Transaction on the basis provided in the pro forma financial statements in the Business Acquisition Report and (ii) reflect the further adjustments noted in the second paragraph of this “Earnings Coverage” section.

(3)

As adjusted pro forma earnings coverage ratio refers to the ratio of (i) our pro forma earnings before borrowing costs and income taxes and (ii) our as adjusted pro forma borrowing cost requirements for the applicable period.

The pro forma financial information set out above gives effect to the Shaw Transaction as if it had occurred on January 1, 2022 and is presented for illustrative purposes only. This pro forma financial information is not necessarily indicative of what our financial position or financial performance would have been had the Shaw Transaction been completed on that date. In addition, this pro forma financial information does not purport to be indicative of our earnings coverage ratios for any future periods or to project our future financial position or operating results following the completion of the Shaw Transaction and should not be taken as representative of our future consolidated results of operations or financial position. The actual financial condition and results of operations of the combined company resulting from the amalgamation of RCI and Shaw may differ from the pro forma amounts reflected herein due to a variety of factors and those differences may be material. This pro forma financial information does not reflect, among other things, (i) any cost savings, operating synergies, or revenue enhancements the combined company may achieve after closing the Shaw Transaction, or costs necessary to achieve those cost savings, operating synergies, and revenue enhancements, (ii) any costs associated with the integration of the operations of RCI and Shaw and their respective subsidiaries after closing the Shaw Transaction, or (iii) any adjustments related to the provision of transition or other services related to the Freedom Transaction.

The above table should be read together with the Annual Financial Statements and the Q1 2023 Financial Statements, as well as the Business Acquisition Report (including the consolidated financial statements of Shaw and the pro forma financial statements included therein), all of which are incorporated by reference into this prospectus.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers; Registration Rights

In connection with the issuance of the Restricted Notes, RCI and RCCI entered into a registration rights agreement, dated as of March 11, 2022 (the “Registration Rights Agreement”), with BofA Securities, Inc., the representative of the initial purchasers of the Restricted Notes, pursuant to which RCI and RCCI agreed, under certain circumstances and subject to certain exceptions, to:

•

file a registration statement under the U.S. Securities Act relating to an offer to exchange each series of the Restricted Notes for an equivalent aggregate principal amount of Exchange Notes of the same series (the “Exchange Registration Statement”) by June 29, 2023, and use commercially reasonable efforts to cause the Exchange Registration Statement to be declared effective by June 29, 2023;

•

use commercially reasonable efforts to commence and complete the Exchange Offers on or prior to 45 days after the Exchange Registration Statement becomes effective and to keep the Exchange Offers open for not less than 20 business days;

•

to include in the Exchange Registration Statement a prospectus for use in any resales by any holder of an Exchange Note that is a broker-dealer that has acquired Restricted Notes for its own account as a result of market-making activities or other trading activities and not directly from RCI or RCCI and to keep the Exchange Registration Statement effective for a resale period beginning on the first day that the Exchange Notes are issued in the Exchange Offers and ending upon the earlier of the 180th day after the Exchange Offers have been completed or such time as such broker-dealers no longer own any Restricted Notes, other than Restricted Notes acquired from the RCI.

If RCI does not complete the Exchange Offer for a particular series of Restricted Notes on or prior to the time set forth above or if RCI and RCCI fail to meet certain other conditions described in the Registration Rights Agreement, the interest rate borne by that series of Restricted Notes will increase at a per annum rate of 0.25% for every 90-day period in which RCI and RCCI have not satisfied their obligations with respect to such series of Restricted Notes, subject to a maximum per annum rate increase of 0.50%.

If (i) on or prior to the time the Exchange Offers are completed, existing applicable law or SEC interpretations are changed such that the Exchange Notes received by holders other than Restricted Holders (as defined in the Registration Rights Agreement) in the Exchange Offers are not or would not be upon receipt transferable by each such holder in the United States without restriction under the U.S. Securities Act, (ii) the Exchange Offers have not been completed within the applicable time period set forth above, or (iii) the Exchange Offers are not available to any holder of the Restricted Notes in the United States (other than the Restricted Holders), then RCI and RCCI will use commercially reasonable efforts to file with the SEC a shelf registration statement on the appropriate form under the U.S. Securities Act providing for the registration of and sale on a continuous or delayed basis by the holders of the Restricted Notes.

RCI is making the Exchange Offers in reliance on the position of the SEC as described in previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (April 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991), Shearman & Sterling (July 2, 1993) and similar no-action letters. However, RCI has not sought its own no-action letter. Based upon these interpretations by the SEC, RCI believes that a holder who exchanges Restricted Notes for Exchange Notes in any of the Exchange Offers generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the U.S. Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the U.S. Securities Act. The preceding sentence does not apply, however, to a holder who is an “affiliate” of RCI or RCCI within the meaning of Rule 405 of the U.S. Securities Act. RCI also believes that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a “distribution,” as defined in the U.S. Securities Act, of the Exchange Notes. RCI has not entered into any arrangement or understanding with any person who will receive Exchange Notes in the Exchange Offers to distribute such Exchange Notes following completion of the Exchange Offers, and, to the best of our information and belief, RCI is not aware of any person that will participate in the Exchange Offers with a view to distribute the Exchange Notes. A holder who exchanges Restricted Notes for Exchange Notes in the Exchange Offers for the purpose of distributing such Exchange Notes cannot rely on the interpretations of the staff of the SEC in the aforementioned no-action letters, must comply with the registration and prospectus delivery requirements of the U.S. Securities Act in connection with any secondary resale of the Exchange Notes and must be identified as an underwriter in the prospectus.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the U.S. Securities Act in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the U.S. Securities Act. See “Plan of Distribution.”

The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of the Registration Rights Agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offers

RCI is offering to exchange the unregistered Restricted Notes for an equivalent amount of Exchange Notes of the corresponding series, which Exchange Notes have been registered under the U.S. Securities Act.

As of the date of this prospectus, US$7,050,000,000 aggregate principal amount of the Restricted Notes are outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about the date hereof to all holders of the Restricted Notes known to RCI.

Upon the terms and subject to the conditions of the Exchange Offers set forth in this prospectus and the accompanying letter of transmittal, RCI will accept any and all Restricted Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Promptly after the Expiration Date of each Exchange Offer (unless extended as described in this prospectus), RCI will issue Exchange Notes for a like principal amount of outstanding Restricted Notes of the corresponding series tendered and accepted in connection with the applicable Exchange Offer. The Exchange Notes issued in connection with the applicable Exchange Offer will be delivered promptly after the Expiration Date of such Exchange Offer. Holders may tender some or all of their Restricted Notes in connection with the Exchange Offers, but only in principal amounts of US$2,000 or integral multiples of US$1,000 above that amount. Holders who tender less than all of their Restricted Notes must continue to hold Restricted Notes in at least a minimum denomination of US$2,000.

The terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Restricted Notes, except that the Exchange Notes are registered under the U.S. Securities Act, and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Restricted Notes do not apply to the Exchange Notes. In addition, each series of Exchange Notes will bear different CUSIP numbers than the corresponding series of Restricted Notes. The Exchange Notes of a series will evidence the same debt as the Restricted Notes of the corresponding series, and will be issued under the same Indenture and be entitled to the same benefits under the Indenture as the Restricted Notes of the applicable series being exchanged.

Except as described under “Book-Entry, Delivery and Form”, Exchange Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Book-Entry, Delivery and Form”.

Holders of Restricted Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers. RCI intends to conduct the Exchange Offers in accordance with the applicable requirements of Regulation 14E under the Exchange Act. Restricted Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offers will remain outstanding and be entitled to the benefits of the Indenture, but certain registration and other rights under the Registration Rights Agreement will terminate and holders of the Restricted Notes will generally not be entitled to any registration rights under the Registration Rights Agreement. See “—Consequences of Failure to Properly Tender Restricted Notes in the Exchange Offers”.

RCI shall be considered to have accepted validly tendered Restricted Notes if and when RCI has given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from RCI.

If any tendered Restricted Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Restricted Notes, without expense, to the tendering holder promptly after the Expiration Date.

Holders who tender Restricted Notes will not be required to pay brokerage commissions or fees on exchange of Restricted Notes in connection with the Exchange Offers. RCI will pay all expenses incident to Exchange Offers with certain exceptions, as described below. See “—Fees and Expenses”.

Expiration Date; Extensions; Amendments

The Expiration Date for each of the Exchange Offers is 5:00 p.m., New York City time,                 , 2023, unless RCI extends the Expiration Date for any Exchange Offer. RCI may extend the Expiration Date for any or all of the Exchange Offers at RCI’s discretion, and the extension of any particular Exchange Offer will not result in an extension of any other Exchange Offer unless RCI so provides in the relevant notice of extension. If RCI so extends the Expiration Date for any Exchange Offer, the term “Expiration Date” for such Exchange Offer shall mean the latest date and time to which RCI extends such Exchange Offer.

RCI reserves the right to:

•	prior to the Expiration Date, delay accepting any Restricted Notes;

•	extend any Exchange Offer;

•	terminate any Exchange Offer if, in its reasonable judgment, any of the conditions described below under “—Conditions to the Exchange Offers” shall not have been satisfied or waived; or

•	amend the terms of any Exchange Offer in any way RCI determines.

RCI will give oral or written notice of any delay, extension or termination to the Exchange Agent. In addition, RCI will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Restricted Notes. If RCI amends an Exchange Offer in a manner that RCI determines to constitute a material change, or if RCI waives a material condition, RCI will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of Restricted Notes of the applicable series of the amendment or waiver, and extend the offer if required by law. If any Exchange Offer is amended in a manner determined by RCI to be a material change, RCI will extend the amended Exchange Offer by a period of five to ten business days.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day.

If RCI delays accepting any Restricted Notes or terminates any Exchange Offer, RCI promptly will pay the consideration offered, or return any Restricted Notes deposited, pursuant to such Exchange Offer as required by Rule 14e-1(c).

Interest on the Exchange Notes

With respect to each series of Exchange Notes, (a) interest will accrue on such Exchange Notes from the most recent date to which interest on the respective Restrictive Notes has been paid, (b) interest payments will commence on the first interest payment date occurring after the date that interest starts accruing, and (c) if the regular record date for the first interest payment date would be a date prior to the settlement date of the related Exchange Offer, the record date for such first interest payment date will be the day immediately preceding such first interest payment date. Interest is payable semi-annually in cash in arrears on the applicable dates for each series of Exchange Notes as described in “Description of the Exchange Notes”. No interest will be paid on any series of Restricted Notes that is tendered and accepted for exchange following their acceptance for exchange with respect to such series.

Conditions to the Exchange Offers

Notwithstanding any other term of the Exchange Offers, RCI will not be required to accept for exchange, or to exchange any Exchange Notes for, any Restricted Notes and may terminate any or all of the Exchange Offers as provided in this prospectus before the acceptance of the Restricted Notes, if prior to the Expiration Date:

•	the Exchange Offers, or the making of any exchange by a holder (as defined in the Registration Rights Agreement), violates applicable law or any applicable interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offers which, in RCI’s judgment, would reasonably be expected to impair the ability of RCI to proceed with the Exchange Offers;

•	RCI has not obtained any governmental approval which RCI, in its reasonable judgment, consider necessary for the completion of the Exchange Offers as contemplated by this prospectus;

•

any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in RCI’s reasonable judgment, would impair its ability to proceed with the Exchange Offers;

•

any other change or development, including a prospective change or development, that, in RCI’s reasonable judgment, has or may have a material adverse effect on RCI, the market price of the Exchange Notes or the Restricted Notes or the value of the Exchange Offers to us; or

•

there shall have occurred (i) any suspension or limitation of trading in securities generally on any national securities exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where RCI does business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for RCI’s benefit and may be asserted by RCI regardless of the circumstances giving rise to any of these conditions. RCI may waive these conditions in whole or in part at any time and from time to time prior to the Expiration Date. The failure by RCI at any time to exercise any of the above rights shall not constitute a waiver of such right, and such right shall be considered an ongoing right which RCI may assert at any time and from time to time.

If RCI determines in its reasonable judgment that any of the events listed above has occurred, RCI may, subject to applicable law:

•	refuse to accept any Restricted Notes and promptly return all tendered Restricted Notes to the tendering holders and terminate any or all of the Exchange Offers;

•

extend any or all of the Exchange Offers and retain all Restricted Notes tendered before the expiration of the Exchange Offers, subject, however, to the rights of holders to withdraw those Restricted Notes (see “—Withdrawal of Tenders”); or

•

waive unsatisfied conditions relating to any or all of the Exchange Offers and accept all properly tendered Restricted Notes which have not been withdrawn. If this waiver constitutes a material change to any or all of the Exchange Offers, RCI will promptly disclose the waiver in a manner reasonably calculated to inform the holders of Restricted Notes of the waiver, and extend the offer if required by law.

Any determination by us concerning the above events will be final and binding.

Procedures for Tendering

The tender by a holder of Restricted Notes, as set forth below, and RCI’s acceptance of the Restricted Notes will constitute a binding agreement between RCI and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

Unless the tender is being made in book-entry form, to tender in the Exchange Offers, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the signed letter of transmittal or the signed facsimile, the Restricted Notes and any other required documents to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

Any financial institution that is a participant in DTC’s system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the Exchange Agent’s DTC account in accordance with DTC’s electronic ATOP procedures for such transfer. The confirmation of such book-entry transfer will include an agent’s message stating that DTC has received an express acknowledgment from the participant in DTC tendering the Restricted Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that RCI may enforce the terms of the letter of transmittal against such participant. A tender of Restricted Notes through a book-entry transfer into the Exchange Agent’s account will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received or confirmed by the Exchange Agent at the address set forth below under the caption “—Exchange Agent”, prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent. RCI has not provided guaranteed delivery procedures in conjunction with the Exchange Offers.

The method of delivery of Restricted Notes and the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, RCI recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. No letter of transmittal or Restricted Notes should be sent to RCI. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose Restricted Notes are held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee and who wishes to participate in the Exchange Offers should contact that custodial entity promptly and instruct such custodial entity to tender the applicable Restricted Notes pursuant to the procedures of that custodial entity. If the beneficial owner wishes to tender its Restricted Notes on that owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner’s Restricted Notes, either make appropriate arrangements to register ownership of the applicable Restricted Notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Beneficial owners are urged to appropriately instruct their commercial bank, broker, dealer, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate time for their instruction.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Restricted Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each such entity, an “eligible institution”).

If the letter of transmittal is signed by a person other than the registered holder of any Restricted Notes, the Restricted Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any Restricted Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by RCI, submit evidence satisfactory to RCI of their authority to act in that capacity with the letter of transmittal.

RCI will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Restricted Notes and its determination shall be final and binding on all parties. RCI reserves the absolute right to reject any and all Restricted Notes not properly tendered or any Restricted Notes whose acceptance by RCI would, in the opinion of its counsel, be unlawful. RCI also reserves the right to waive any defects, irregularities or conditions of tender as to any particular Restricted Notes either before or after the Expiration Date. RCI’s interpretation of the terms and conditions of the Exchange Offers (including the instructions in the letter of transmittal) will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within a time period RCI will determine. Although RCI intends to request the Exchange Agent to notify holders of defects or irregularities relating to tenders of Restricted Notes, none of RCI, the Exchange Agent or any other person will have any duty or incur any liability for failure to give such notification. Tenders of Restricted Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Restricted Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, RCI reserves the right, as set forth above under the caption “—Conditions to the Exchange Offers”, to terminate any or all of the Exchange Offers. By tendering, each holder represents and acknowledges to RCI, among other things, that:

•

it has full power and authority to tender, exchange, sell, assign and transfer the Restricted Notes it is tendering and that RCI will acquire good, marketable and unencumbered title to the Restricted Notes, free and clear of all security interests, liens, restrictions, charges and encumbrances or other obligations relating to their sale or transfer and not subject to any adverse claim when the Restricted Notes are accepted by RCI;

•	the Exchange Notes acquired in connection with the Exchange Offers are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

•

it has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution, as defined in the U.S. Securities Act, of the Exchange Notes it will receive in the Exchange Offers;

•	it is not an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of RCI or RCCI; and

•

if the holder is a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Withdrawal of Tenders

Tenders of Restricted Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To withdraw a tender of Restricted Notes in connection with the Exchange Offers, a written notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date of the relevant Exchange Offer. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Restricted Notes to be withdrawn;

•	identify the Restricted Notes to be withdrawn (including the certificate number(s), if any, and principal amount of such Restricted Notes);

•

be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Restricted Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Restricted Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Restricted Notes are to be registered, if different from that of the depositor.

If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes or otherwise comply with DTC’s procedures.

RCI will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices and our determination shall be final and binding on all parties. Any Restricted Notes so withdrawn will be considered not to have been validly tendered for purposes of the Exchange Offers, and no Exchange Notes will be issued unless the Restricted Notes withdrawn are validly re-tendered. Any Restricted

Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn Restricted Notes may be re-tendered by following one of the procedures described above under “ —Procedures for Tendering” at any time prior to the Expiration Date.

Exchange Agent

RCI has appointed The Bank of New York Mellon as Exchange Agent in connection with the Exchange Offers. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its office at 2001 Bryan Street, 10th Floor, Dallas, Texas 75201. The Exchange Agent’s telephone number is 315-414-3034 and its email is CT_REORG_UNIT_INQUIRIES@bnymellon.com.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

RCI has not retained any dealer-manager in connection with the Exchange Offers and RCI will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. Subject to certain exceptions detailed in the Registration Rights Agreement, RCI will pay all expenses incident to the Exchange Offers, including the fees and expenses of the Exchange Agent and the expenses of one counsel for the holders of the Restricted Notes.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Restricted Notes as reflected in our accounting records on the date of settlement of the applicable Exchange Offer. Accordingly, RCI does not expect to recognize any gain or loss for accounting purposes related to the Exchange Offers. RCI will record the expenses of the Exchange Offers as incurred.

Consequences of Failure to Properly Tender Restricted Notes in the Exchange Offers

Issuance of the Exchange Notes in exchange for the Restricted Notes under the Exchange Offers will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such Restricted Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Restricted Notes desiring to tender such Restricted Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Restricted Notes will be determined by RCI in its sole discretion, and its determination will be final and binding. RCI reserves the absolute right to reject any and all tenders of Restricted Notes that it determines are not in proper form or for which the acceptance for exchange or exchange may, in the opinion of its counsel, be unlawful. RCI also reserves the right to waive any conditions of the Exchange Offers or any defect or irregularity in the tender of Restricted Notes of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders of Restricted Notes. RCI’s interpretation of the terms and conditions of the Exchange Offers (including the instructions in the letter of transmittal) will be final and binding. No tender or notice of withdrawal will be deemed to have been validly made until all defects or irregularities have been cured or waived by RCI. RCI is under no duty to give notification of defects or irregularities of tenders of Restricted Notes for exchange or waive any such defects or irregularities.

Restricted Notes that are not tendered or that are tendered but not accepted by RCI will, following completion of the Exchange Offers, continue to be subject to the existing restrictions upon transfer thereof under the U.S. Securities Act, and, upon completion of the Exchange Offers, certain registration rights under the Registration Rights Agreement will terminate.

In the event the Exchange Offers are completed, RCI and RCCI generally will not be required to register the remaining Restricted Notes. Remaining Restricted Notes will continue to be subject to the following restrictions on transfer:

•

the remaining Restricted Notes may be resold only if registered pursuant to the U.S. Securities Act, if any exemption from registration is available, or if such registration is not required by law; and

•	the remaining Restricted Notes will bear a legend restricting transfer in the absence of registration or an exemption.

RCI and RCCI do not currently anticipate that they will register the remaining Restricted Notes under the U.S. Securities Act. To the extent that Restricted Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Restricted Notes could be adversely affected. See “Risk Factors—Risks Relating to the Exchange Offers—If you fail to exchange your Restricted Notes, they will continue to be restricted securities and may become less liquid”.

Neither RCI nor its board of directors nor RCCI nor its board of directors makes any recommendation to holders of Restricted Notes as to whether to tender or refrain from tendering all or any portion of their Restricted Notes pursuant to the Exchange Offers. Moreover, no one has been authorized to make any such recommendation. Holders of Restricted Notes must make their own decision whether to tender pursuant to the Exchange Offers and, if so, the aggregate amount of Restricted Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE EXCHANGE NOTES

General

Certain terms used in this “Description of the Exchange Notes” are defined under the subheading “—Certain Definitions”. In this description, references to “we,” “us,” “our” and “RCI” refer only to Rogers Communications Inc. (or its successors, if any, under the Indenture (as defined below)) and not to any of its subsidiaries or Affiliates. Unless otherwise specified, references to “US$” are to U.S. dollars and references to “$” are to Canadian dollars. Unless the context otherwise requires, references to the “Notes” in this “Description of the Exchange Notes” include the Restricted Notes and the Exchange Notes, and references to the “2025 Notes” includes both the 2025 Restricted Notes and 2025 Exchange Notes, the “2027 Notes” includes both the 2027 Restricted Notes and the 2027 Exchange Notes, the “2032 Notes” includes both the 2032 Restricted Notes and the 2032 Exchange Notes, the “2042 Notes” includes both the 2042 Restricted Notes and the 2042 Exchange Notes and the “2052 Notes” includes both the 2052 Restricted Notes and the 2052 Exchange Notes.

On March 11, 2022, RCI completed a private offering of US$1,000,000,000 in aggregate principal amount of 2.95% Senior Notes due 2025 (the “2025 Restricted Notes”), US$1,300,000,000 in aggregate principal amount of 3.20% Senior Notes due 2027 (the “2027 Restricted Notes”), US$2,000,000,000 in aggregate principal amount of 3.80% Senior Notes due 2032 (the “2032 Restricted Notes”), US$750,000,000 in aggregate principal amount of 4.50% Senior Notes due 2042 (the “2042 Restricted Notes”) and US$2,000,000,000 in aggregate principal amount of 4.55% Senior Notes due 2052 (the “2052 Restricted Notes” and, together with the 2025 Restricted Notes, the 2027 Restricted Notes, the 2032 Restricted Notes and the 2042 Restricted Notes, the “Restricted Notes”).

As part of that offering, RCI and RCCI entered into a registration rights agreement with BofA Securities Inc., the representative of the initial purchasers of those Restricted Notes, pursuant to which RCI and RCCI agreed, among other things, to complete an offer to exchange such Restricted Notes for new notes registered under the U.S. Securities Act, with terms substantially identical to the terms of the Restricted Notes. The new notes will be the 2025 Exchange Notes, the 2027 Exchange Notes, the 2032 Exchange Notes, the 2042 Exchange Notes and the 2052 Exchange Notes, which herein are collectively referred to as the “Exchange Notes”. Each of the 2025 Exchange Notes, the 2027 Exchange Notes, the 2032 Exchange Notes, the 2042 Exchange Notes and the 2052 Exchange Notes are hereinafter sometimes referred to as a “series” of notes.

The 2025 Restricted Notes, the 2027 Restricted Notes, the 2032 Restricted Notes, the 2042 Restricted Notes and the 2052 Restricted Notes were issued, and the 2025 Exchange Notes, the 2027 Exchange Notes, the 2032 Exchange Notes, the 2042 Exchange Notes and the 2052 Exchange Notes will be issued under the indenture (as supplemented by supplemental indentures from time to time, including the First Amending Supplemental Indenture dated as of January 1, 2016, but excluding supplemental indentures establishing the terms of debt securities, the “Base Indenture”), dated as of August 6, 2008, between RCI and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented, in respect of the 2025 Notes, by the Fourteenth Supplemental Indenture, dated as of March 11, 2022, as amended by the First Amending Supplemental Indenture to the Fourteenth Supplemental Indenture dated September 1, 2022 (as amended, the “Fourteenth Supplemental Indenture”), and as supplemented, in respect of the 2027 Notes, by the Fifteenth Supplemental Indenture, dated as of March 11, 2022, as amended by the First Amending Supplemental Indenture to the Fifteenth Supplemental Indenture dated September 1, 2022 (as amended, the “Fifteenth Supplemental Indenture”), and as supplemented, in respect of the 2032 Notes, by the Sixteenth Supplemental Indenture, dated as of March 11, 2022, as amended by the First Amending Supplemental Indenture to the Sixteenth Supplemental Indenture dated September 1, 2022 (as amended, the “Sixteenth Supplemental Indenture”), and as supplemented, in respect of the 2042 Notes, by the Seventeenth Supplemental Indenture, dated as of March 11, 2022, as amended by the First Amending Supplemental Indenture to the Seventeenth Supplemental Indenture dated September 1, 2022 (as amended, the “Seventeenth Supplemental Indenture”) and as supplemented, in respect of the 2052 Notes, by the Eighteenth Supplemental Indenture, dated as of March 11, 2022, as amended by the First Amending

Supplemental Indenture to the Eighteenth Supplemental Indenture dated September 1, 2022 (as amended, the “Eighteenth Supplemental Indenture”). The Base Indenture, as supplemented, in respect of the 2025 Notes, by the Fourteenth Supplemental Indenture, as supplemented, in respect of the 2027 Notes, by the Fifteenth Supplemental Indenture, as supplemented, in respect of the 2032 Notes, by the Sixteenth Supplemental Indenture, as supplemented, in respect of the 2042 Notes, by the Seventeenth Supplemental Indenture and as supplemented, in respect of the 2052 Notes, by the Eighteenth Supplemental Indenture, is referred to herein as the “Indenture”. Although for convenience the 2025 Exchange Notes, 2027 Exchange Notes, 2032 Exchange Notes, 2042 Exchange Notes and 2052 Exchange Notes are referred to collectively as the “Exchange Notes,” each of the 2025 Exchange Notes, 2027 Exchange Notes, 2032 Exchange Notes, 2042 Exchange Notes and 2052 Exchange Notes will be issued as a separate series from each other series of Exchange Notes under the Base Indenture and, as a result, each of the 2025 Notes, 2027 Notes, 2032 Notes, 2042 Notes and 2052 Notes will be treated as separate series of debt securities for all purposes under the Base Indenture.

Any Restricted Notes of a series that remain outstanding after completion of each of the Exchange Offers, together with the corresponding Exchange Notes of such series issued in the Exchange Offers, will be treated as a single class of securities under the Indenture. The terms of each series of Exchange Notes are substantially identical to the terms of the corresponding series of the Restricted Notes, except that the Exchange Notes are registered under the U.S. Securities Act, and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Restricted Notes do not apply to the Exchange Notes. In addition, each series of Exchange Notes will bear different CUSIP numbers than the corresponding series of Restricted Notes. The following summary of certain provisions of the Exchange Notes and the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Exchange Notes and the Indentures, including the definitions of certain terms contained therein.

The Exchange Notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of US$2,000 and integral multiples of US$1,000 above that amount. The Exchange Notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry Settlement and Clearance”.

The Exchange Notes will not be entitled to the benefit of any sinking fund.

Principal Amount; Maturity And Interest

The 2025 Exchange Notes will be initially issued in an aggregate principal amount of up to US$1,000,000,000 and will mature on March 15, 2025. The 2025 Exchange Notes will bear interest at the rate of 2.95% per annum, payable semiannually in arrears on March 15 and September 15 of each year. Interest on the 2025 Exchange Notes will be payable to the holders of record on March 1 and September 1, as the case may be, immediately preceding such interest payment date, whether or not such day is a Business Day.

The 2027 Exchange Notes will be initially issued in an aggregate principal amount of up to US$1,300,000,000 and will mature on March 15, 2027. The 2027 Exchange Notes will bear interest at the rate of 3.20% per annum, payable semiannually in arrears on March 15 and September 15 of each year. Interest on the 2027 Exchange Notes will be payable to the holders of record on March 1 and September 1, as the case may be, immediately preceding such interest payment date, whether or not such day is a Business Day.

The 2032 Exchange Notes will be initially issued in an aggregate principal amount of up to US$2,000,000,000 and will mature on March 15, 2032. The 2032 Exchange Notes will bear interest at the rate of 3.80% per annum, payable semiannually in arrears on March 15 and September 15 of each year. Interest on the 2032 Exchange Notes will be payable to the holders of record on March 1 and September 1, as the case may be, immediately preceding such interest payment date, whether or not such day is a Business Day.

The 2042 Exchange Notes will be initially issued in an aggregate principal amount of up to US$750,000,000 and will mature on March 15, 2042. The 2042 Exchange Notes will bear interest at the rate of 4.50% per annum, payable semiannually in arrears on March 15 and September 15 of each year. Interest on the 2042 Exchange Notes will be payable to the holders of record on March 1 and September 1, as the case may be, immediately preceding such interest payment date, whether or not such day is a Business Day.

The 2052 Exchange Notes will be initially issued in an aggregate principal amount of up to US$2,000,000,000 and will mature on March 15, 2052. The 2052 Exchange Notes will bear interest at the rate of 4.55% per annum, payable semiannually in arrears on March 15 and September 15 of each year. Interest on the 2052 Exchange Notes will be payable to the holders of record on March 1 and September 1, as the case may be, immediately preceding such interest payment date, whether or not such day is a Business Day.

The Exchange Notes of each series will be denominated in U.S. dollars and all payments of principal, premium, if any, and interest thereon (including, if applicable, the Change in Control Purchase Price in relation to a series of Exchange Notes) will be paid in U.S. dollars. Interest on the Exchange Notes of each series will initially accrue from the most recent date on which interest has been paid on the corresponding series of Restricted Notes, after which it will accrue from the most recent date on which interest has been paid on such series of Exchange Notes. To the extent lawful, interest will accrue on any overdue interest on a series of Exchange Notes at the same rate interest accrues on such Exchange Notes. Interest on the Exchange Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date, maturity date, or date of redemption falls on a day that is not a Business Day, then payment will be made on the next succeeding Business Day without any additional interest accruing between the interest payment date, maturity date, or date of redemption and the day payment is actually made.

Additional Notes

RCI may, from time to time, without notice to or the consent of the holders of a particular series of the Notes, create and issue, pursuant to the applicable Indenture, additional notes of such series (“Additional Notes”) maturing on the same maturity date as such series of Notes and having the same terms and conditions under the applicable Indenture as such series of Notes (except for the issue date and, if applicable, the date from which interest accrues and the date of the first payment of interest thereon) so that such Additional Notes shall be consolidated and form a single class with the Notes of such series for all purposes under the applicable Indenture, including with respect to waivers, amendments, redemptions and offers to purchase; provided that, if any such Additional Notes in respect of a series are not fungible with such series of Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP, ISIN or other identifying number.

Guarantees And Ranking

The payment of principal of, premium, if any, and interest on each series of Notes, and all other payment obligations of RCI that arise under the Supplemental Indenture and each Note of such series will be fully and unconditionally guaranteed (such guarantee, in respect of the Notes of a series, a “Guarantee” and, collectively, the “Guarantees”) by RCCI, one of RCI’s direct, wholly-owned subsidiaries (the “Guarantor”). The Guarantees will be fully and unconditionally guaranteed by RCI on an unsecured, unsubordinated basis. Any payments made by the Guarantor with respect to a Note or Guarantee will be made without withholding or deduction for or on account of Taxes unless required by law or by interpretation or administration thereof. If the Guarantor is so required to withhold or deduct any amount for or on account of Taxes (as defined below), the Guarantor will pay Additional Amounts on the same terms, and subject to the same conditions and limitations, as would apply to RCI if it were required to pay Additional Amounts. See the section entitled “—Additional Amounts”.

The Guarantor will be released and relieved from all of its obligations under a Guarantee in respect of a series of Notes, and the applicable Guarantee will be terminated, upon the request of RCI (without the consent of the Trustee) if, immediately after giving effect to such release (and any other concurrent release, termination, repayment or discharge of any other guarantee or other debt of the Guarantor), RCI would be in compliance with the “Limitation on Restricted Subsidiary Debt” covenant described below under “—Certain Covenants”. Notwithstanding the above, no Guarantee with respect to a series of Notes may be released pursuant to the above provisions if, immediately after the release, the Guarantor remains a co-obligor or guarantor in respect of any of RCI’s public debt securities outstanding on the Issue Date. Among other things, the above release provisions will permit the release and termination of a Guarantee in the event of a sale or other transaction as a result of which the Guarantor would cease to be a Subsidiary of RCI; provided that RCI is in compliance with the aforementioned covenant after giving pro forma effect to such disposition (including the application of any proceeds therefrom). Other than in accordance with these release provisions, or the other release provisions provided for in the applicable Indenture, the Guarantor will not be released from its payment obligations under its Guarantee in respect of a series of Notes and no amendment or waiver of these release provisions will be permitted except, in each case, with the consent of the holder of each outstanding Note of the affected series. RCI may also, at its option, and at any time, elect to have its obligations and the obligations of the Guarantor discharged with respect to a series of Notes upon fulfillment of the conditions described in the section entitled “—Defeasance And Covenant Defeasance” or “—Satisfaction And Discharge”.

Each Indenture provides that, unless the Guarantor has already been released, or in connection with the applicable transaction will be released, from its obligations under its Guarantees in accordance with the above release provisions or any other release provision set forth in such Indenture, the Guarantor will not amalgamate or consolidate with or merge with or into any other Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) unless (a) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Guarantor or a subsidiary of the Guarantor in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing and (b) either (1) the Guarantor will be the continuing Person or (2) the Person (if other than the Guarantor) formed by such consolidation or amalgamation or into which the Guarantor is merged or the Person that acquires by conveyance, transfer, lease or other disposition the properties and assets of the Guarantor substantially as an entirety shall, unless that Person is RCI, (i) be a corporation, company, partnership or trust organized and validly existing under (A) the federal laws of Canada or the laws of any Province thereof or (B) the laws of the United States or any State thereof or the District of Columbia and (ii) assume by operation of law or expressly assume, by a supplemental indenture, all of the obligations of the Guarantor under its Guarantees. In the event of any transaction described in and complying with the conditions listed in this paragraph in which the Guarantor is not the continuing corporation, the successor or continuing Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under the applicable Indenture and thereafter, except in the case of a lease, the Guarantor will be released and relieved from all of its obligations under the Guarantees.

The Notes and the Guarantees will be unsecured, unsubordinated obligations of RCI and the Guarantor, respectively, and will rank pari passu with our and the Guarantor’s other existing and future unsecured, unsubordinated debt. The Notes and the Guarantees will be (1) effectively subordinated to all of our and the Guarantor’s existing and future secured debt to the extent of the value of the assets securing such debt and (2) structurally subordinated to all existing and future debt and other liabilities of our subsidiaries (other than the Guarantor, for so long as the Guarantees remain in effect). As at March 31, 2023, neither RCI nor the Guarantor had any outstanding secured debt other than $2.4 billion of funding outstanding under RCI’s accounts receivable securitization program and lease liabilities secured by the underlying right-of-use assets with a net carrying amount of $2.0 billion.

For certain summary historical financial information in respect of RCI, RCCI and our non-Guarantor subsidiaries as of March 31, 2023 and December 31, 2022 and for the three months ended March 31, 2023 and

March 31, 2022, see “Summary of Financial Results of Long-Term Debt Guarantor” in our Q1 2023 Interim MD&A (which does not give pro forma effect to the Shaw Transaction), which is incorporated by reference into this prospectus.

Paying Agent And Registrar For The Exchange Notes

RCI will maintain one or more paying agents and registrars for the Exchange Notes. The Bank of New York Mellon, the Trustee under the Indenture, is the current paying agent and registrar for the Exchange Notes.

Additional Amounts

All payments made by RCI under or with respect to each series of Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless RCI is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If RCI is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to a series of Notes, RCI will pay as interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of such series of Notes in respect of a beneficial owner (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received in respect of the beneficial owner if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of the Notes of the applicable series in respect of a beneficial owner (i) with which RCI does not deal at arm’s length (within the meaning of the Income Tax Act (Canada) (the “Tax Act”)) at the time of making such payment or which is entitled to the payment in respect of a debt or other obligation to pay an amount to a person with which RCI does not deal at arm’s length (within the meaning of the Tax Act) at the time of making such payment, (ii) which is a “specified shareholder” of RCI, or which does not deal at arm’s length (within the meaning of the Tax Act) with a “specified shareholder” of RCI as defined in subsection 18(5) of the Tax Act, (iii) where all or any portion of the amount paid or credited to such holder is deemed to be a dividend pursuant to subsection 214(6) of the Tax Act, (iv) which is subject to such Taxes by reason of the holder or beneficial owner carrying on business in, maintaining a permanent establishment or other physical presence in or otherwise being connected with Canada or any province or territory thereof otherwise than by the acquisition or mere holding of Notes of such series or the receipt of payments thereunder, (v) which is subject to such Taxes by reason of the legal nature of the holder or beneficial owner disentitling such holder or beneficial owner to the benefit of an applicable treaty or convention if and to the extent that the application of such treaty or convention would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to a holder on behalf of such beneficial owner, (vi) which is subject to such Taxes by reason of the failure by a holder or beneficial owner to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a pre-condition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes, (vii) if the Notes of such series are presented for payment more than 15 days after the date on which such payment or such Notes of such series became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to such Additional Amounts had the Notes of such series been presented on the last day of such 15-day period), (viii) on account of any estate, inheritance, gift, sales, value added, excise, transfer, use, personal property tax or similar tax, assessment or governmental charge, (ix) that is a fiduciary, partnership or any other entity other than the sole beneficial owner of such payment to the extent the Taxes giving rise to such Additional Amounts would not have been imposed had the holder of the Notes been the beneficiary, partner or sole beneficial owner, as the case may be, of the payment, (x) on account of any Taxes (a) that are payable other than by deduction or withholding from a payment of the principal of, or premium, if any, on the Notes, (b) that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later or (c) that are required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding or deduction by at least one other paying agent or (xi) any combination of (i) through (x). RCI will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Upon the written request of a holder of Notes, RCI will furnish, as soon as reasonably practicable, to such holder of Notes certified copies of tax receipts evidencing such payment by RCI.

Notwithstanding the foregoing, all payments will be made net of any deduction or withholding imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement) (any such withholding, a “FATCA Withholding Tax”), and no Additional Amounts will be payable as a result of any such FATCA Withholding Tax.

If a holder in respect of a beneficial owner has received a refund or credit for any Taxes with respect to which RCI has paid Additional Amounts, such holder shall pay over such refund to RCI (but only to the extent of such Additional Amounts), net of all out-of-pocket expenses of such holder or beneficial owner, together with any interest paid by the relevant tax authority in respect of such refund.

At least 30 days prior to each date on which any payment under or with respect to a series of Notes is due and payable, if RCI will be obligated to pay Additional Amounts with respect to such payment, RCI will deliver to the Trustee an officers’ certificate stating the fact that such Additional Amounts will be payable, stating the amounts so payable and setting forth such other information necessary to enable the Trustee, on behalf of RCI, to pay such Additional Amounts to holders of such series of Notes on the payment date. Whenever in an Indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

In the event that RCI has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Notes of any series, any Additional Amounts as a result of certain changes affecting Canadian withholding tax laws, RCI may redeem all, but not less than all, the Notes of such series at any time at 100% of the principal amount, together with accrued interest thereon to the redemption date. See the subsection entitled “—Redemption Upon Changes In Withholding Taxes”.

Optional Redemption

Prior to the applicable Par Call Date, RCI may at any time and from time to time redeem, at the option of RCI, all or part of any series of Notes at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes to be redeemed are scheduled to mature on the Par Call Date applicable to such Notes) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Applicable Basis Points less (b) accrued and unpaid interest on such Notes to the date of redemption, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, each series of Notes may be redeemed at RCI’s option, in whole or in part at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

“Applicable Basis Points” means (i) with respect to the 2025 Notes, 20 basis points, (ii) with respect to the 2027 Notes, 25 basis points, (iii) with respect to the 2032 Notes, 35 basis points, (iv) with respect to the 2042 Notes, 35 basis points, and (v) with respect to the 2052 Notes, 40 basis points.

“Par Call Date” means (i) with respect to the 2025 Notes, March 15, 2023 (the date that is two years prior to the scheduled maturity of the 2025 Notes), (ii) with respect to the 2027 Notes, February 15, 2027 (the date that is one month prior to the scheduled maturity of the 2027 Notes), (iii) with respect to the 2032 Notes, December 15, 2031 (the date that is three months prior to the scheduled maturity of the 2032 Notes), (iv) with respect to the 2042 Notes, September 15, 2041 (the date that is six months prior to the scheduled maturity of the 2042 Notes) and (v) with respect to the 2052 Notes, September 15, 2051 (the date that is six months prior to the scheduled maturity of the 2052 Notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by RCI in accordance with the following two paragraphs.

The Treasury Rate shall be determined by RCI after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate in respect of a series of Notes, RCI shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date for such series of Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to such Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than such Remaining Life – and shall interpolate to such Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than such Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to such Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date with respect to a series of Notes H.15 TCM is no longer published, RCI shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date for such series of Notes, as applicable. If there is no United States Treasury security maturing on such Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, RCI shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, RCI shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

RCI’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Any optional redemption of the Notes of any series (and any related notice of redemption) (whether prior to, on or after the applicable Par Call Date) may, at RCI’s discretion, be subject to one or more conditions precedent, including completion of an equity or other securities offering, an incurrence of indebtedness or other financing, or any other transaction or event. If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice must describe each such condition, and if applicable, state that, in RCI’s discretion, such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the applicable date fixed for redemption. In addition, RCI may provide in such notice that payment of the redemption price and other amounts owing for the redemption of any Notes of any series and performance of RCI’s obligations with respect to such redemption may be performed by another Person.

In the event of a partial redemption of a series of Notes, the Trustee shall select the Notes of such series to be redeemed in the manner described under “—Selection”.

Unless RCI defaults in payment of the redemption price of the Notes to be redeemed, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Except as provided below under “—Additional Event Of Default For A Change In Control Triggering Event”, RCI will not be obligated, pursuant to mandatory sinking fund payments or otherwise, to redeem any of the Notes and will not be obligated, at the option of the holder, to purchase or repay any of the Notes.

Selection

If less than all of the Notes of a series are to be redeemed at any time, selection of Notes of such series for redemption will be made by the Trustee on a pro rata basis or by lot or otherwise in accordance with the procedures of DTC, unless RCI notifies the Trustee in writing that the Notes of such series are listed on any national securities exchange, in which case such selection shall be made in compliance with the requirements of the principal national securities exchange, if any, on which the Notes of such series are listed; provided that no Notes of US$2,000 or less shall be purchased or redeemed in part.

A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the holder thereof upon cancellation of the original Note.

Redemption Upon Changes In Withholding Taxes

RCI is entitled to redeem each series of Notes, at the option of RCI at any time in whole but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption (subject to the right of holders of record of such series of Notes on the relevant record date to receive interest due on the relevant interest payment date), if any, in the event RCI has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such series of Notes, any Additional Amounts as a result of:

(1)

a change in, or an amendment to, the laws (including any regulations, rulings or protocols promulgated thereunder) or treaties of Canada (or any political subdivision or taxing authority thereof or therein);

(2)

any change in or amendment to, or introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, rulings, protocols or treaties (including a holding, judgment or order by a court of competent jurisdiction); or

(3)	any official proposal of the aforementioned changes in clauses (1) and (2) above;

which change, amendment or official proposal is announced or becomes effective on or after the Issue Date, and RCI determines in its good faith judgment, that it cannot avoid such obligation by the use of reasonable commercial measures available to RCI, which, for greater certainty, shall not include substitution of the obligor under such Notes.

Purchase of Notes

In addition to RCI’s right to redeem Notes as set forth above under “—Optional Redemption” and “—Redemption Upon Changes In Withholding Taxes,” RCI may, at any time and from time to time, purchase Notes of any series pursuant to open-market transactions, tender offers or otherwise.

Certain Covenants

Each Indenture contains the covenants summarized below.

Limitation on Secured Debt

RCI will not, and RCI will not permit any of its Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Debt unless and for so long as RCI secures, or causes such Restricted Subsidiary to secure, the Notes of the applicable series equally and ratably with (or prior to) such Secured Debt. However, any of RCI or its Restricted Subsidiaries may incur Secured Debt without securing such Notes if, immediately after incurring the Secured Debt, the aggregate principal amount of all Secured Debt then outstanding plus the aggregate amount of the Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of RCI’s Consolidated Net Tangible Assets. The aggregate amount of all Secured Debt in the preceding sentence excludes Secured Debt which is secured equally and ratably with the Notes of such series and Secured Debt that is being repaid concurrently. Any Lien which is granted to secure Notes of a series under this covenant shall be discharged at the same time as the discharge of the Lien securing the Secured Debt that gave rise to the obligation to secure such Notes under this covenant.

If, upon any consolidation, amalgamation or merger of RCI or the Guarantor, as applicable, with or into any other Person, or upon any conveyance, transfer, lease or disposition of the properties of RCI or the Guarantor, as applicable, substantially as an entirety to any Person, in each case as described below under the subheading “—Mergers, Amalgamations and Sales of Assets by RCI”, in the case of RCI, and as described under the subheading “—Guarantees And Ranking”, in the case of the Guarantor, any property or asset of RCI or any Subsidiary of RCI would become subject to a Lien, then, unless such Lien could be created pursuant to the covenant described in the paragraph above without equally and ratably securing the Notes of the applicable series, RCI or the Guarantor, as applicable, simultaneously with or prior to such transaction, will, as to such property or asset, secure such Notes (or cause such Notes to be secured) equally and ratably with (or prior to) the Debt that upon such transaction is to become secured as to such property or asset by such Lien.

Limitation on Sale and Leaseback Transactions

RCI will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless either:

(1)

immediately thereafter, the sum of (x) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by RCI or a Restricted Subsidiary on or after the Issue Date (or, in the case of a Restricted Subsidiary, the date on which it became a Restricted Subsidiary, if on or after the Issue Date) and (y) the aggregate amount of all Secured Debt, excluding Secured Debt which is secured equally and ratably with the Notes of the applicable series, would not exceed 15% of RCI’s Consolidated Net Tangible Assets; or

(2)

an amount, equal to the greater of the net proceeds to RCI or a Restricted Subsidiary from such sale and the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is used within 180 days to retire Debt of RCI or a Restricted Subsidiary.

However, Debt which is subordinate to the Notes of the applicable series or which is owed to RCI or a Restricted Subsidiary may not be retired in satisfaction of clause (2) above.

Limitation on Restricted Subsidiary Debt

RCI will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Debt (other than Debt to the extent that the Notes of the applicable series are secured equally and ratably with (or prior to) such Debt), unless:

(1)

the obligations of RCI under the Notes of such series are guaranteed (which guarantee may be on an unsecured basis) by such Restricted Subsidiary such that the claim of the holders of the Notes of such series under such guarantee ranks prior to or pari passu with such Debt; or

(2)

after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the sum of (without duplication) (x) the then outstanding aggregate principal amount of Debt of all Restricted Subsidiaries (other than Exempted Secured Debt and, for the avoidance of doubt, any Debt permitted by clause (1) above), (y) the then outstanding aggregate principal amount of Secured Debt of RCI (not on a Consolidated basis) and (z) Attributable Debt relating to then outstanding Sale and Leaseback Transactions, would not exceed 15% of Consolidated Net Tangible Assets; provided, however, that this restriction will not apply to, and there will be excluded from any calculation hereunder, (A) Debt owing by a Restricted Subsidiary to RCI or to another Restricted Subsidiary and (B) Debt secured by Permitted Liens; provided, further, that this restriction will not prohibit the incurrence of Debt in connection with any extension, renewal or replacement (including successive extensions, renewals or replacements), in whole or in part, of any Debt of the Restricted Subsidiaries (provided that the principal amount of such Debt immediately prior to such extension, renewal or replacement is not increased).

Reports

So long as any Notes remain outstanding, RCI will provide to the Trustee within 30 days after RCI is required to file the same with the SEC, copies of the annual reports and quarterly reports and of the information, documents and other reports which RCI may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (collectively, the “Financial Reports”); provided, however, that RCI need not furnish any such information, documents or reports to the extent they are made publicly available on SEDAR or EDGAR or any other website maintained by the securities regulatory authorities in Canada or the SEC. Notwithstanding the foregoing, it shall not be the responsibility of the Trustee to monitor postings of RCI on SEDAR or EDGAR or any other applicable website, it being understood that, due to the public availability of the information contained on such websites, any Person, including without limitation any holder, may obtain such information directly from such websites copies of RCI’s annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which RCI is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

If RCI is not required to file with the SEC the Financial Reports, RCI will furnish (without cost) to each holder of Notes then outstanding and file with the Trustee (i) within 120 days after the end of each fiscal year, its audited consolidated financial statements for such fiscal year prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian securities regulatory authorities for Canadian public reporting companies (whether or not RCI is a public reporting company at the time) and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited consolidated financial statements for the interim period as at, and for the interim period ending on, the end of such fiscal quarter prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian securities regulatory authorities for Canadian public reporting companies (whether or not RCI is a public reporting company at the time).

The obligations of RCI to deliver the Financial Reports or the financial statements referred to in the preceding paragraph will be deemed satisfied if any parent entity of RCI has delivered to the Trustee (including by making them publicly available on SEDAR or EDGAR) the applicable Financial Reports or financial statements, as applicable, that would otherwise be required to be provided in respect of RCI, with respect to such parent entity; provided that such obligations will only be deemed to be satisfied if, and for so long as, such parent entity furnishes to the Trustee (either in or with a copy of such Financial Reports or financial statements, as applicable) “summary financial information” as defined in Section 13.4 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) (or substantially equivalent financial information provided for in any successor provision thereto in NI 51-102 or any successor instrument) for the parent entity for the periods covered by such financial statements with a separate column for (i) the parent entity, (ii) RCI, (iii) all guarantors (if any) (on a combined basis), (iv) any other subsidiaries of the parent entity (on a combined basis), (v) consolidating adjustments and (vi) total consolidated amounts.

Delivery of such Financial Reports or financial statements, as applicable, to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including RCI’s compliance with any of its covenants (as to which the Trustee is entitled to certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, RCI’s compliance with the covenants or with respect to any reports or other documents filed on SEDAR, EDGAR or any website.

RCI has agreed that, for so long as any Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act, and are not eligible to be resold pursuant to Rule 144(b)(1) of the U.S. Securities Act, RCI will furnish to the holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act (for so long as such information is required in order to permit resales of the Notes pursuant to Rule 144A).

Mergers, Amalgamations and Sales of Assets by RCI

RCI may not amalgamate or consolidate with or merge with or into any other Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) unless:

(1) either (a) RCI is the continuing Person or (b) the Person (if other than RCI) formed by such consolidation or amalgamation or into which RCI is merged or the Person which acquires by conveyance, transfer, lease or other disposition the properties and assets of RCI substantially as an entirety (i) is a corporation, company, partnership or trust organized and validly existing under (A) the federal laws of Canada or the laws of any Province thereof or (B) the laws of the United States or any State thereof or the District of Columbia, and (ii) assumes by operation of law or expressly assumes, by a supplemental indenture to the applicable Indenture, all of the obligations of RCI under such Notes outstanding under the applicable Indenture; and

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which RCI is not the continuing corporation, the successor or continuing Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, RCI under each Indenture, and thereafter RCI will, except in the case of a lease, be discharged from all obligations and covenants under each Indenture and the outstanding Notes of each series.

Restricted Subsidiaries

The Board of Directors of RCI may designate any Restricted Subsidiary or any Person that is to become a Subsidiary of RCI as an Unrestricted Subsidiary, or RCI or any Restricted Subsidiary may transfer any assets or properties to an Unrestricted Subsidiary, if (i) prior to and immediately after such designation, no Default or Event of Default shall have occurred and be continuing and (ii) such Subsidiary or Person, together with all other Unrestricted Subsidiaries, shall not in the aggregate have Net Tangible Assets greater than 15% of RCI’s Consolidated Net Tangible Assets; provided, however, that for the purposes of this “Restricted Subsidiaries” covenant, (1) RCI’s Consolidated Net Tangible Assets shall also include the aggregate Net Tangible Assets of such Subsidiary or Person and all other Unrestricted Subsidiaries and (2) Excluded Assets shall be excluded from the calculation of Net Tangible Assets and Consolidated Net Tangible Assets. Upon the closing of the Exchange Offers, none of RCI’s Subsidiaries will be designated as an Unrestricted Subsidiary.

The Board of Directors of RCI may not designate any Unrestricted Subsidiary as a Restricted Subsidiary unless immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Nothing in this “Restricted Subsidiaries” covenant shall restrict or limit RCI or any Restricted Subsidiary from transferring any asset that is an Excluded Asset to any Unrestricted Subsidiary or any Person that is to become an Unrestricted Subsidiary.

Events Of Default

The Indenture with respect to a series of Notes defines an “Event of Default” with respect to such series of Notes as being any one of the following occurrences:

(1)	there is a failure to pay when due the principal of (or any applicable redemption price of) any Note of such series;

(2)	there is a failure to pay any interest or any Additional Amounts on any Note of such series for 30 days after the date when due;

(3)

RCI or any Restricted Subsidiary fails to perform or observe any other covenant that is applicable to such series of Notes contained in the Indenture for a period of 60 days after written notice of such failure has been given to RCI by the Trustee or to RCI and the Trustee by the holders of 25% or more in aggregate principal amount of the outstanding Notes of such series;

(4)

(i) there shall have occurred one or more defaults of RCI or any Restricted Subsidiary in the payment of the principal of or premium on any indebtedness for money borrowed having an aggregate principal amount in excess of the greater of $100.0 million and 3.5% of Shareholders’ Equity, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall continue after any applicable grace period and have not been cured or waived or (ii) there shall occur and be continuing any acceleration of the maturity of the principal amount of any indebtedness for money borrowed of RCI or any Restricted Subsidiary having an aggregate principal amount in excess of the greater of $100.0 million and 3.5% of Shareholders’ Equity and, in any case referred to in the foregoing clause (i), such Debt has not been paid or, in any case referred to in the foregoing clause (ii), such acceleration has not been rescinded or annulled, in each case within 10 days of such non-payment or acceleration;

(5)

any judgments or orders aggregating an amount in excess of the greater of $100.0 million and 3.5% of Shareholders’ Equity rendered against RCI or any Restricted Subsidiary remain unsatisfied and unstayed for 60 consecutive days; or

(6)	certain events of bankruptcy, insolvency or reorganization affecting RCI or any Restricted Subsidiary shall occur.

If an Event of Default (other than an Event of Default specified in clause (6) above) occurs and is continuing in respect of any series of Notes the Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Notes of such affected series may declare the principal of all outstanding Notes of such series due and payable. If an Event of Default specified in clause (6) above occurs and is continuing in respect of a series of Notes, then the principal of all outstanding Notes of such series will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such series.

At any time after a declaration of acceleration with respect to a series of Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Notes of such accelerated series acting in writing may, on behalf of the holders of all of the Notes of such accelerated series, rescind and annul such declaration of acceleration and its consequences if (a) RCI has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee with respect to such series of Notes and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and (ii) the principal of, and interest, premium or other amounts, if any, on, any Notes of such series that have become due and payable otherwise than by such declaration of acceleration; and (b) all Events of Default, other than the non-payment of principal of, or interest, premium or other amounts, if any, on, the Notes of such series which have become due solely by such declaration of acceleration, have been cured or waived.

The Base Indenture contains a provision entitling the Trustee to be funded and indemnified by the holders of Notes of the applicable series before proceeding to exercise any right or power under the Indenture at the request or direction of such holders. Subject to such provisions for funding and indemnification of the Trustee and certain other limitations and conditions contained in the Base Indenture, the Base Indenture provides that the holders of a majority in principal amount of outstanding Notes of the applicable series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee under the Indenture. The Base Indenture provides that no holder of Notes of any series may pursue a remedy with respect to the Indenture except under certain circumstances where the Trustee has failed to act.

During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Each Indenture requires RCI to furnish to the Trustee annually a statement as to any default by RCI in the performance and observance of its obligations under such Indenture.

Additional Event Of Default For A Change In Control Triggering Event

In addition to the Events of Default specified above under the subsection “—Events Of Default”, the occurrence of any Change in Control Triggering Event with respect to a series of Notes will also constitute an Event of Default for that series of Notes, and the holders of not less than 25% of the aggregate principal amount of the Notes of such series then outstanding may declare the principal of such series of Notes due and payable if, such a Change in Control Triggering Event occurs and is continuing and RCI (or a third party, as applicable) fails in any material respect to comply with the provisions of the Supplemental Indenture for such series of Notes that establishes the requirements for the associated Change in Control Offer (as defined below). Holders of a series of Notes may not declare the principal of such Notes due and payable following an Event of Default arising from a Change in Control Triggering Event, and such Event of Default will be cured, if, (1) within 20 Business Days after the occurrence of the Change in Control Triggering Event, RCI notifies the Trustee in writing of such event and makes an offer to all holders of the applicable series of Notes to purchase all outstanding Notes of such series properly tendered (a “Change in Control Offer”) at a purchase price (the “Change in Control Purchase Price”) equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the Change in

Control Purchase Date (as defined below) and (2) on the date that is 40 Business Days after the occurrence of the Change in Control Triggering Event (the “Change in Control Purchase Date”) all Notes properly tendered into the Change in Control Offer are purchased. A “Change in Control Triggering Event” will be deemed to occur with respect to a series of Notes only upon the occurrence of both a Change in Control and a Rating Decline with respect to such series of Notes.

In order to effect a Change in Control Offer, RCI shall, within 20 Business Days after the occurrence of the Change in Control Triggering Event, notify the Trustee, who shall deliver to each holder of Notes of the applicable series a copy of the Change in Control Offer, which shall state, among other things, the procedures that holders must follow to accept the Change in Control Offer. In the event of a Change in Control Offer, RCI shall comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

The Event of Default arising upon a Change in Control Triggering Event also will be cured if a third party makes the Change in Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change in Control Offer to be made by RCI, including the obligations of RCI described under the subheading “—Additional Amounts”, and purchases all outstanding Notes of the applicable series properly tendered under such Change in Control Offer.

An Event of Default arising from a Change in Control Triggering Event may be waived with the consent of holders of a majority in principal amount of the outstanding Notes of the applicable series.

RCI’s bank credit facilities and the indentures governing its outstanding senior debt contain similar provisions regarding changes in control and specified credit rating declines. In the event of a change in control and a specified credit rating decline relating to such debt, such debt, together with the Notes to be issued hereunder, could become due and payable.

Amendment, Supplement And Waiver

Modifications and amendments to each Indenture, including to any Supplemental Indenture relating to a series of Notes, or the particular terms and conditions of any series of Notes may be made by RCI, the Guarantor and the Trustee, and will be made by the Trustee on the request of RCI, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding Notes of the series issued under the Indenture to which such modification or amendment will apply; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note of such series affected thereby:

(1)

change the Stated Maturity of the principal of, or any installment of interest on, any Note of such series, or reduce the principal amount thereof or the rate of interest thereon, or reduce the redemption price thereof;

(2)	change the coin or currency in which any Note of such series or any premium or the interest thereon is payable;

(3)

impair the right to institute suit for the enforcement of any such payment after the Stated Maturity of any Note of such series (or, in the case of redemption, on or after the applicable redemption date);

(4)

reduce the percentage in principal amount of outstanding Notes of such series, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture applicable to such series or to waive certain Defaults; or

(5)

modify any of the provisions relating to the modification or amendment of the applicable Indenture or the particular terms and conditions of such series of Notes which provisions require the consent of holders of outstanding Notes of such series or relating to the waiver of past Defaults, except to increase the percentage of outstanding Notes of such series the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture applicable to such series cannot be modified or waived without the consent of the holder of each Note of such series affected thereby.

Each Indenture contains provisions permitting RCI and the Trustee to amend or supplement the terms of such Indenture, without the consent of any holder of Notes, in order to, among other things:

(1)	provide certain additional rights or benefits to the holders of such series of Notes;

(2)

cure any ambiguity or correct or supplement any defective or inconsistent provision or make any other change to such Indenture or the related series of Notes, provided, in each case, that such modification or amendment does not adversely affect the interests of the holders of Notes of such series in any material respect; and

(3)	give effect to any direction or other act of the holders of a series of Notes permitted to be given, made or taken under such Indenture.

Any modification or amendment to an Indenture or the particular terms and conditions of a series of Notes that is permitted or authorized for a particular series will be binding on all holders of Notes of that series notwithstanding whether a particular holder of Notes has approved it and, except as otherwise provided in any required approval for such modification or amendment, regardless of whether the holders of any other affected series of Notes has approved it.

The holders of a majority in principal amount of the outstanding Notes of any affected series may, on behalf of all holders of the Notes of such series, waive RCI’s compliance with certain covenants and other provisions of the Base Indenture that apply to such series of Notes and the Supplemental Indenture applicable to such series, including any existing Default or Event of Default and its consequences under the Base Indenture and such Supplemental Indenture other than a Default or Event of Default (i) in the payment of interest (or premium, if any) on, or the principal of, the Notes of that series or (ii) in respect of a covenant or other provision that cannot be modified or amended without the consent of the holders of each outstanding Note of that series.

Defeasance And Covenant Defeasance

RCI may, at its option, and at any time, elect to have all its obligations and the obligation of the Guarantor discharged with respect to all outstanding Notes or all outstanding Notes of any series. We refer to this discharge of obligations as “defeasance”. Defeasance means that RCI and the Guarantor will be deemed to have paid and discharged the entire indebtedness represented by the applicable outstanding Notes and to have satisfied its other obligations under the Indenture with respect to those Notes, except for:

(1)

the rights of holders of such outstanding Notes to receive, solely from the trust fund described in the paragraph below, payments in respect of the principal of (and premium, if any) and interest on such Notes when such payments are due;

(2)

RCI’s obligations under the Indenture with respect to such Notes relating to the issuance of temporary Notes, the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the payment of Additional Amounts, the maintenance of any office or agency for payments in respect of such Notes, the holding of money for security payments in trust and statements as to compliance with such Indenture;

(3)	RCI’s obligations under such Indenture in connection with the rights, powers, trusts, duties and immunities of the Trustee;

(4)	the defeasance provisions such Indenture; and

(5)	RCI’s right of redemption in the event of Additional Amounts becoming payable under certain circumstances.

RCI may also, at its option and at any time, elect to be released from its obligations (and to release any applicable guarantors from their obligations) with respect to certain covenants (including those covenants described under the caption “—Certain Covenants” above) with respect to a particular series of Notes (“covenant defeasance”) and thereafter, any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to such series of Notes. In the event we exercise covenant defeasance in respect of a series of Notes, the events (excluding failure to pay and bankruptcy and insolvency events) described under the captions “—Events Of Default” and “—Additional Event Of Default For A Change In Control Triggering Event” will no longer constitute Events of Default with respect to the Notes of such series.

The conditions RCI must satisfy, in addition to certain other conditions, for defeasance or covenant defeasance are as follows:

(1)

RCI must have irrevocably deposited or caused to be deposited with the Trustee trust funds for the payment of the Notes of such series. The trust funds must consist of U.S. dollars or Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or chartered accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding Notes of such series on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

(2)

in the case of defeasance, RCI shall have delivered to the Trustee an opinion of outside counsel in the United States stating that (i) RCI has received from, or there has been published by, the U.S. Internal Revenue Service (the “IRS”) a ruling or (ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(3)

in the case of covenant defeasance, RCI shall have delivered to the Trustee an opinion of outside counsel in the United States to the effect that the holders of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(4)

RCI shall have delivered to the Trustee an opinion of outside counsel in Canada to the effect that the holders of the Notes of such series will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax (including withholding tax) purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred.

Satisfaction And Discharge

RCI’s obligations under the Indenture with respect to a series of Notes will be discharged, and cease to be of further effect, when all Notes issued under the applicable Supplemental Indenture (except lost, stolen or destroyed Notes of such series that have been replaced or paid and Notes of such series for whose payment money has been deposited in trust and thereafter repaid to RCI) have (i) been delivered to the Trustee for cancellation or (ii) to the extent not so delivered, (x) have become due and payable or have been called for redemption or will become due and payable within one year, or (y) are to be called for redemption within one year under arrangements satisfactory to the Trustee and, in the case of clause (ii), RCI has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of Notes of such series, cash in United States dollars, government securities, or a combination thereof, in amounts as will be sufficient to pay and discharge the principal, premium, if any, and accrued interest to the date of the final maturity or redemption of those outstanding Notes of such series, and in either case of clause (i) or (ii) RCI has paid or caused to be paid all sums then payable by it under the Indenture with respect to the Notes of such series.

Governing Law; Jury Trial Waiver

The Base Indenture, the Notes of each series and each Supplemental Indenture applicable to that series of Notes are governed by and shall be construed in accordance with the laws of the State of New York. Each Indenture provides that RCI, the Trustee and each holder of a Note by its acceptance thereof irrevocably waives, to the fullest extent permitted by applicable law, any and all right to a trial by jury in any legal proceeding arising out of or relating to such Indenture, the Notes or any transaction contemplated thereby.

Consent To Jurisdiction And Service

RCI has irrevocably appointed CT Corporation System, located at 28 Liberty Street, New York, NY 10005, as its agent for service of process in any suit, action or proceeding with respect to any Indenture or the Notes and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in The City of New York, and has submitted to the exclusive jurisdiction of such courts.

Certain Definitions

The following definitions apply to the Notes. For greater certainty, notwithstanding RCI’s adoption of IFRS 16, Leases, lease liabilities with respect to leases that were classified as operating leases under prior accounting standards do not constitute “Capital Lease Obligations” or “Debt” as defined below for purposes of any series of Notes.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, as of the date of its determination, the present value (discounted semi-annually at the interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales); provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Board of Directors” means, with respect to RCI, either the board of directors of RCI or any committee of that board duly authorized to act under the terms of the applicable Indenture and, with respect to any other Person, the board of directors or committee of such Person serving, or appointed by such Person to perform, a substantially similar function.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which (a) is not a day on which banking institutions and trust companies in The City of New York or The City of Toronto are authorized or obligated by law, regulation or executive order to be closed, and (b) is a day on which the Depositary for such series of Notes processes transactions under its book-based system.

“Capital Lease Obligation” means, with respect to any Person, an obligation incurred or assumed in the ordinary course of business under or in connection with any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or equivalents (however designated) of such Person’s capital stock whether now outstanding or issued after the date of the Base Indenture, including, without limitation, all common stock and preferred stock.

“Change in Control” means (1) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of RCI) the result of which is that any Person or group of Persons (as the term “group” is used in Rule 13d-5 under the Exchange Act), other than Members of the Rogers Family or a Person or group of Persons consisting of or controlled, directly or indirectly, by one or more of the Members of the Rogers Family, acquires, directly or indirectly, more than 50% of the total voting power of all classes of Voting Shares of RCI or (2) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of RCI) the result of which is that any Person or group of Persons, other than (A) Members of the Rogers Family or a Person or group of Persons consisting of or controlled, directly or indirectly, by one or more of the Members of the Rogers Family or (B) for so long as the only primary beneficiaries of a Qualifying Trust established under the last will and testament of Edward S. Rogers are one or more Individuals or Additional Spouses (as such terms are defined in the definition of “Member of the Rogers Family”), any Person designated by the trustees of such Qualifying Trust (as such term is defined in the definition of “Member of the Rogers Family”) to exercise voting rights attaching to any shares held by such trustees, has elected to the Board of Directors of RCI such number of its or their nominees so that such nominees so elected shall constitute a majority of the number of the directors comprising the Board of Directors of RCI, provided that to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (1) or (2) above to become effective under applicable law, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

“Consolidated Net Tangible Assets” means the Consolidated Tangible Assets of any Person, less such Person’s current liabilities.

“Consolidated Tangible Assets” means the Tangible Assets of any Person after eliminating inter-company items, determined on a Consolidated basis in accordance with GAAP including appropriate deductions for any minority interest in Tangible Assets of such Person’s Restricted Subsidiaries.

“Consolidation” means the consolidation of the accounts of the Restricted Subsidiaries with those of RCI, if and to the extent the accounts of each such Restricted Subsidiary would normally be consolidated with those of RCI, all in accordance with GAAP; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary. For purposes of clarification, it is understood that the accounts of RCI or any Restricted Subsidiary include the accounts of any partnership, the beneficial interests in which are controlled (in accordance with GAAP) by RCI or any such Restricted Subsidiary. The term “Consolidated” has a correlative meaning.

“Debt” means, with respect to any Person, without duplication and (except as provided in clause (2) below) without regard to any interest component thereof (whether actual or imputed) that is not yet due and payable:

(1)	money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(2)	the face amount of any drafts of a corporation in Canadian dollars and accepted by a Canadian lender for discount in Canada;

(3)

all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with GAAP;

(4)	all liabilities upon which interest charges are customarily paid by such Person;

(5)	shares of Disqualified Stock not held by RCI or a wholly-owned Restricted Subsidiary;

(6)	Capital Lease Obligations and Purchase Money Obligations, determined in each case in accordance with GAAP; and

(7)

any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in clauses (1) through (6) above;

provided that “Debt” shall not include (A) trade payables and accrued liabilities which are current liabilities incurred in the ordinary course of business, and (B) except as otherwise expressly provided in the Indenture, Inter-Company Subordinated Debt.

“Default” means, with respect to a series of Notes, any event that is, or after notice or passage of time or both would be, an Event of Default with respect to such series.

“Depositary” or “DTC” means the Depositary Trust Company.

“Disqualified Stock” means any Capital Stock of RCI or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the applicable series of Notes for cash or securities constituting Debt; provided that shares of preferred stock of RCI or any Restricted Subsidiary that are issued with the benefit of provisions requiring a change in control offer to be made for such shares in the event of a change in control of RCI or such Restricted Subsidiary, which provisions have substantially the same effect as the provisions described in “Additional Event of Default for a Change in Control Triggering Event”, shall not be deemed to be “Disqualified Stock” solely by virtue of such provisions. For purposes of this definition, the term “Debt” includes Inter-Company Subordinated Debt.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and as in force on the Issue Date.

“Excluded Assets” means (1) all assets of any Person other than RCI or a Restricted Subsidiary; (2) Investments in the Capital Stock of an Unrestricted Subsidiary held by RCI or a Restricted Subsidiary; (3) any Investment by RCI or a Restricted Subsidiary to the extent paid for with cash or other property that constitutes Excluded Assets or Excluded Securities, so long as at the time of acquisition thereof and after giving effect thereto there exists no Default or Event of Default; and (4) proceeds of the sale of any Excluded Assets or Excluded Securities received by RCI or any Restricted Subsidiary from a Person other than RCI or a Restricted Subsidiary.

“Excluded Securities” means any Debt, preferred stock or common stock issued by RCI, or any Debt or preferred stock issued by any Restricted Subsidiary, in either case to an Affiliate thereof other than RCI or a Restricted Subsidiary, provided that, at all times, such Excluded Securities shall:

(1)	in the case of Debt not owed to RCI or a Restricted Subsidiary, constitute Inter-Company Subordinated Debt;

(2)	in the case of Debt, not be guaranteed by RCI or any Restricted Subsidiary unless such guarantee shall constitute Inter-Company Subordinated Debt;

(3)	in the case of Debt, not be secured by any assets or property of RCI or any Restricted Subsidiary;

(4)

in the case of Debt or preferred stock, provide by its terms that interest or dividends thereon shall be payable only to the extent that, after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing; and

(5)

in the case of Debt or preferred stock, provide by its terms that no payment (other than payments in the form of Excluded Securities) on account of principal (at maturity, by operation of sinking fund or mandatory redemption or otherwise) or other payment on account of redemption, repurchase, retirement or acquisition of such Excluded Security shall be permitted until the earlier of (x) the Stated Maturity for the principal of the applicable Notes or (y) the date on which all principal of, premium, if any, and interest on such Notes shall have been duly paid or provided for in full.

“Exempted Secured Debt” means any Debt secured by any Lien or any conditional sale or other title retention agreement: (i) incurred or entered into on or after the Issue Date to finance the acquisition, improvement or construction of such property and either secured by Purchase Money Obligations or Liens placed on such property within 180 days of acquisition, improvement or construction and securing Debt not to exceed 2.5% of RCI’s Consolidated Net Tangible Assets at any time outstanding; (ii) on Principal Property or the stock or Debt of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or Debt; (iii) owing to RCI or any other Restricted Subsidiary; or (iv) existing at the time a corporation or other Person becomes a Restricted Subsidiary.

“Fitch” means Fitch Ratings, Inc. or any successor ratings agency.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles, in effect in Canada, as established by the Chartered Professional Accountants of Canada and as applied from time to time by RCI in the preparation of its consolidated financial statements.

“Government Obligations” means securities that are:

(i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

(ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board or any successor thereto, as in effect from time to time.

“Inter-Company Subordinated Debt” means, for any series of Notes, all indebtedness of RCI or any of the Restricted Subsidiaries (except from one to the other) for money borrowed from Rogers Entities and under which payments by RCI or such Restricted Subsidiary, as the case may be, with respect thereto are subordinated to such Notes in the manner and to the extent set forth in Exhibit A to the Base Indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference provisions substantially in the form of Exhibit A to the Base Indenture for the benefit of the Trustee and the holders of such Notes.

“Investment” means (i) directly or indirectly, any advance, loan or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or making of any investment in any Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted

Subsidiary and (iii) the transfer of any assets or properties from RCI or a Restricted Subsidiary to any Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by Fitch.

“Issue Date” means March 11, 2022, the date on which the Restricted Notes were initially issued.

“Lien” means any mortgage, charge, pledge, lien, privilege, security interest, hypothecation and transfer, lease of real property or other encumbrance upon or with respect to any property of any kind, real or personal, moveable or immoveable, now owned or hereafter acquired.

“Member of the Rogers Family” means the widow, if any, of Edward S. Rogers (who was born on May 27, 1933, such individual being referred to as “Edward S. Rogers”), the issue of Edward S. Rogers (including adoptees of Edward S. Rogers or any of the foregoing adopted prior to their age of majority and their issue), Ann Taylor Graham Calderisi, the half-sister of Edward S. Rogers, the issue of Ann Taylor Graham Calderisi and the trustees of any trust in which any one or more of the foregoing individuals (“Individuals”) or the Spouse of the issue (including adoptees of such persons adopted prior to their age of majority and their issue) of Edward S. Rogers or Ann Taylor Graham Calderisi (“Additional Spouses”) have a beneficial interest (a “Qualifying Trust”) but, in the case of a Qualifying Trust, only to the extent of the aggregate percentage of the voting securities of RCI held or controlled by the Qualifying Trust that it is reasonable to regard as being held, directly or indirectly, for the benefit of Individuals and Additional Spouses.

“Moody’s” means Moody’s Investors Service, Inc. or any successor ratings agency.

“Net Tangible Assets” means the Tangible Assets of any Person, less such Person’s current liabilities.

“Permitted Liens” means any of the following Liens:

(1)

Liens for taxes, rates and assessments not yet due or, if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by RCI or any of the Restricted Subsidiaries (as applicable); and Liens for the excess of the amount of any past due taxes for which a final assessment has not been received over the amount of such taxes as estimated and paid;

(2)

the Lien of any judgment rendered which is being contested diligently and in good faith by appropriate proceedings by RCI, or any of the Restricted Subsidiaries, as the case may be, and which does not have a material adverse effect on the ability of RCI and the Restricted Subsidiaries to operate the business or operations of RCI;

(3)	Liens on Excluded Assets;

(4)

pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or deposits of cash or bonds or other direct obligations of the United States, Canada or any Canadian province to secure surety or appeal bonds or deposits as security for contested taxes or import duties or for the payment of rents;

(5)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, or other liens arising out of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted (and as to which any foreclosure or other enforcement proceeding shall have been effectively stayed);

(6)

Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings (and as to which foreclosure or other enforcement proceedings shall have been effectively stayed);

(7)	Liens in favor of issuers of surety bonds issued in the ordinary course of business;

(8)

minor survey exceptions, minor encumbrances, easements or reservations of or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Person incurring them or the ownership of its properties which were not incurred in connection with Debt or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(9)

Liens in favor of Bell Canada under any partial system agreement or related agreement providing for the construction and installation by Bell Canada of cables, attachments, connectors, support structures, closures and other equipment in accordance with the plans and specifications of RCI or any Restricted Subsidiary and the lease by Bell Canada of such equipment to RCI or any Restricted Subsidiary in accordance with tariffs published by Bell Canada from time to time as approved by regulatory authorities, the absence of which would materially and adversely affect RCI and its Restricted Subsidiaries considered as a whole; and

(10)	any other Lien existing on the Issue Date.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity.

“Principal Property” means, as of any date of determination, any land, land improvements or building (and associated factory, laboratory, office and switching equipment (excluding all products marketed by RCI or any of its Subsidiaries)) constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to RCI or a Restricted Subsidiary, located within Canada and having an acquisition cost plus capitalized improvements in excess of 0.25% of Consolidated Net Tangible Assets of RCI as of such date of determination, other than any such property (1) which our Board of Directors determines is not of material importance to RCI and its Restricted Subsidiaries taken as a whole, (2) which is not used in the ordinary course of business or (3) in which the interest of RCI and all its Subsidiaries does not exceed 50%.

“Purchase Money Obligations” means, with respect to any Person, obligations, other than Capital Lease Obligations, incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person.

“Rating Agencies” means S&P, Moody’s and Fitch, and each of such Rating Agencies is referred to individually as a “Rating Agency”.

“Rating Date” means the date which is 90 days prior to the earlier of (1) a Change in Control and (2) public notice of the occurrence of a Change in Control or of the intention of RCI to effect a Change in Control.

“Rating Decline” means, in respect of a particular series of Notes, the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change in Control or of the intention by RCI to effect a Change in Control (which period shall be extended so long as the rating of the Notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (1) in the event the Notes of such series are assigned an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the Notes of such series by at least two of the three Rating Agencies shall be below an Investment Grade Rating; or (2) in the event the Notes of such series are rated below an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the Notes of such series by at least two of the three Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

“Restricted Subsidiary” means any Subsidiary of RCI that is not an Unrestricted Subsidiary.

“Rogers Entities” means RCI and its Affiliates.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor rating agency.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by RCI or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by RCI or such Restricted Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (ii) leases between RCI and a Restricted Subsidiary or between Restricted Subsidiaries and (iii) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming Principal Property), or the commencement of commercial operation of such Principal Property.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means Debt of RCI or any Restricted Subsidiary secured by any Lien upon any Principal Property or the stock or Debt of a Restricted Subsidiary (other than a Restricted Subsidiary that guarantees the payment obligations of RCI under the applicable series of the Notes); or any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary; but does not include any Exempted Secured Debt.

“Shareholders’ Equity” means the aggregate amount of shareholders’ equity (including but not limited to share capital, contributed surplus and retained earnings) of RCI as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of RCI and computed in accordance with GAAP.

“Spouse” means, in relation to any person, a person who is legally married to that person and includes a widow or widower of that person, notwithstanding remarriage.

“Stated Maturity” means, with respect to any series of Notes or any installment of interest thereon, the date specified in such series as the fixed date on which the principal of such series of Notes or such installment of interest is due and payable.

“Subsidiary” means any firm, partnership, corporation or other legal entity in which RCI, RCI and one or more Subsidiaries, or one or more Subsidiaries owns, directly or indirectly, a majority of the Voting Shares or has, directly or indirectly, the right to elect a majority of the board of directors, if it is a corporation, or the right to make or control its management decisions, if it is some other Person.

“Tangible Assets” means, at any date, the gross book value as shown by the accounting books and records of any Person of all its property both real and personal, less (1) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (2) unamortized Debt discount and expenses, (3) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (4) all other proper reserves which, in accordance with GAAP, should be provided in connection with the business conducted by such Person.

“Unrestricted Subsidiary” means (1) any Subsidiary of RCI that at the time of determination is designated by the Board of Directors of RCI as an Unrestricted Subsidiary in accordance with the provisions of the covenant under the caption “—Certain Covenants – Restricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Shares” means any Capital Stock having voting power under ordinary circumstances to vote in the election of a majority of the directors of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The Exchange Notes of each series will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”), which will be deposited with the Trustee as custodian for the Depository Trust Company (the “Depositary” or “DTC”) and registered in the name of Cede & Co., as nominee of DTC. As long as DTC is the depositary for the Exchange Notes, you may hold your interests in the global notes through participants in DTC, including through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either as a participant in those systems or indirectly through organizations which are participants in those systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. RCI expects that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the applicable global note to the accounts of the DTC participants with a beneficial interest in such global note; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the applicable global note).

Beneficial interests in the global notes of a series may not be exchanged for Exchange Notes of such series in physical, certificated form except in the limited circumstances described below.

Interests in a global note for a series of Exchange Notes will not be exchangeable for interests in a global note for any other series of Exchange Notes.

Exchanges among the global notes

Beneficial interests in one global note for a series of Exchange Notes may generally be exchanged for interests in another global note for such series of Exchange Notes. Depending on when and to which global note the transfer is being made, the seller may be required to provide certain written certifications in the form provided in the Indenture.

A beneficial interest in a global note for a series of Exchange Notes that is transferred to a person who takes delivery through another global note for such series of Exchange Notes will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the applicable other global note.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC and, to the extent applicable, Euroclear or Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Exchange Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes; and

•

will not be considered the owners or holders of the Exchange Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the Exchange Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither RCI nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither RCI nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Exchange Notes of a series in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the Exchange Notes of such series only if:

•	DTC notifies RCI at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	RCI, at its option, notifies the Trustee that it elects to cause the issuance of certificated Exchange Notes of such series; or

•	certain other events provided in the Indenture should occur.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of material U.S. federal income tax consequences of the Exchange Offers to holders of Restricted Notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect, or to differing interpretations. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired Restricted Notes at original issue for cash and holds such Restricted Notes as “capital assets” within the meaning of Section 1221 of the Code.

An exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offers will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their Restricted Notes for Exchange Notes in connection with the Exchange Offers and any such holder will have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Restricted Notes immediately before the exchange. Holders who do not exchange their Restricted Notes for Exchange Notes pursuant to the Exchange Offers will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the Exchange Offers.

The foregoing discussion of material U.S. federal income tax consequences does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of Restricted Notes considering the Exchange Offers should consult its own tax advisor regarding the tax consequences of the Exchange Offers to it, including those under state, foreign and other tax laws.

Certain Canadian Federal Income Tax Considerations

In this summary of principal Canadian federal income tax considerations, a reference to “Notes” includes Restricted Notes and Exchange Notes by reference unless context otherwise requires.

The following is a summary of the principal Canadian federal income tax considerations generally applicable to holders of Restricted Notes who, as beneficial owners, exchange Restricted Notes for Exchange Notes pursuant to the exchange offer and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and any applicable income tax treaty or convention (i) are not, and are not deemed to be, resident in Canada, (ii) are entitled, as beneficial owners, to receive all payments made in respect of the Notes (including all principal and interest), (iii) deal at arm’s length with RCI, any subsidiary or successor thereof, the Restricted purchasers, and with any transferees resident or deemed to be resident, in Canada to whom the holders dispose of Notes, (iv) are neither “specified shareholders” of RCI nor persons who do not deal at arm’s length with “specified shareholders” of RCI for purposes of the “thin capitalization” rules contained in the Canadian Tax Act, (v) do not use or hold, and are not deemed to use or hold, the Notes in, or in connection with, a trade or business carried on, or deemed to be carried on, in Canada, (vi) are not insurers that carry on an insurance business in Canada and elsewhere within the meaning of the Canadian Tax Act and (vii) are not “authorized foreign banks” as defined in the Canadian Tax Act. Holders who satisfy all of the foregoing requirements are referred to as “Holder” or “Holders” in this summary of Canadian federal income tax considerations, and this summary only addresses such Holders.

This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder and on an understanding of the current administrative policies and assessing practices of the Canada Revenue

Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”). However, no assurance can be given that the Proposed Amendments will be enacted as proposed or at all. This summary is not exhaustive of all Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any change in the law or any change in the administrative policies or assessing practices of the Canada Revenue Agency whether by legislative, regulatory, administrative, governmental or judicial decision or action. This summary does not take into account foreign (i.e. non-Canadian) tax considerations or Canadian local, provincial or territorial tax considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary of certain Canadian federal income tax considerations is of general nature only and is not exhaustive of all Canadian federal income tax consideration that may be relevant to a particular holder of Notes. This summary is of a general nature only and should not be construed to be legal, business or tax advice to a particular holder of Notes, and no representation with respect to the income tax consequences to any particular holder is made. Accordingly, holders should consult with their own tax advisors for advice regarding the income tax considerations applicable to their particular circumstances.

This summary does not address Canadian tax consequences to residents of Canada or deemed residents of Canada of the exchange, holding or disposition of Notes. Residents of Canada or deemed residents of Canada are urged to consult their own legal and tax advisers with respect to the Canadian tax consequences of the exchange, holding or disposition of Notes having regard to their particular circumstances and with respect to the eligibility of the Notes under relevant Canadian legislation and regulations.

Exchange of Restricted Notes for Exchange Notes

No tax will be payable by a Holder under the Canadian Tax Act on the exchange of Restricted Notes for Exchange Notes.

Holding and Disposition of Restricted Notes and Exchange Notes

No withholding tax will apply under the Canadian Tax Act to interest, principal or premium, if any, paid or credited, or deemed to be paid or credited, by the RCI to a Holder on the Notes, or to any proceeds of disposition received by a Holder on the disposition of a Note including on redemption, payment at maturity, repurchase or purchase for cancellation.

No other tax on income (including taxable capital gains) will be payable under the Canadian Tax Act by a Holder on interest, principal, discount or premium, or on the proceeds received by a Holder on interest, principal or premium, if any, or on proceeds of disposition of a Note, including on redemption, payment on maturity, repurchase or purchase for cancellation.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to an Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired as a result of market-making activities or other trading activities. RCI and RCCI have agreed that they will deliver, in accordance with the Registration Rights Agreement, without charge, as many copies of the prospectus and any amendment and supplement thereto, as such participating broker-dealer may reasonably request in connection with its resale of its Exchange Notes.

RCI will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act, and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the U.S. Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the U.S. Securities Act.

Subject to the terms of the Registration Rights Agreement, RCI and RCCI will without delay send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. RCI and RCCI have agreed to pay all expenses incident to the Exchange Offers (including the expenses of one counsel for the holders of the Restricted Notes) other than underwriting discounts and commissions, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the U.S. Securities Act.

The exchange of the Exchange Notes offered hereby has not been, and the resale of the Exchange Notes will not be, qualified by a prospectus under the securities laws of any province or territory of Canada. The Exchange Notes offered hereby are being offered in Canada pursuant to an exemption from the prospectus requirements of the securities laws of the provinces and territories of Canada.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under the laws of the Province of British Columbia, Canada and substantially all of our assets are located in Canada. In addition, most of our directors, substantially all of our officers and most of the experts named herein are resident outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for U.S. investors to effect service of process within the United States upon such directors, officers or experts to enforce against them judgments of U.S. courts based upon, among other things, the civil liability provisions of the U.S. federal securities laws. In addition, we have been advised by Davies Ward Phillips & Vineberg LLP, our Canadian counsel, that there may be some doubt whether a judgment of a U.S. court predicated solely upon civil liability provisions of United States federal securities laws would be enforceable in Ontario. We have also been advised by such counsel that there is substantial doubt whether an action could be brought in Ontario in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with this registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System, 28 Liberty Street, New York, NY 10005, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against us in a United States court arising out of or related to or concerning the Exchange Offers under this registration statement.

LEGAL MATTERS

Certain legal matters relating to the Exchange Offers contemplated by this short form prospectus will be passed upon on RCI’s behalf by Davies Ward Phillips & Vineberg LLP, RCI’s Canadian counsel, and Cravath, Swaine & Moore LLP, RCI’s U.S. counsel. As of the date of this prospectus, the partners and associates of Davies Ward Phillips & Vineberg LLP, as a group, own beneficially, directly or indirectly, less than 1% of RCI’s outstanding securities of any class and less than 1% of the outstanding securities of any class of RCI’s associates or affiliates.

EXPERTS

KPMG LLP are the auditors of RCI and have confirmed that they are independent with respect to RCI within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation and regulation, and that they are independent accountants with respect to RCI under all relevant U.S. professional and regulatory standards.

The audited consolidated financial statements of Shaw as at and for the years ended August 31, 2022 and August 31, 2021, including the notes thereto, included or incorporated by reference in the Business Acquisition Report and incorporated by reference herein, have been audited by Ernst & Young LLP. Ernst & Young LLP has confirmed that, at the time of their audit, they were independent of Shaw in the context of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and the regulations adopted by the U.S Securities and Exchange Commission and Public Company Accounting Oversight Board (United States).

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under “Documents Incorporated by Reference”; consent of KPMG LLP; consent of Ernst & Young LLP; consent of Davies Ward Phillips & Vineberg LLP; powers of attorney from directors and officers of the registrants; the base indenture relating to the Exchange Notes; the supplemental indentures relating to the Exchange Notes; the registration rights agreement relating to the Restricted Notes; the form of the letter to clients; the form of the letter to brokers, dealers, nominees and DTC participants; the form of the letter of transmittal; and the statement of eligibility of the trustee on Form T-1.

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Rogers Communications Inc.

Under Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”),

(a)	a director or officer of Rogers Communications Inc. (“RCI”),

(b)	a former director or officer of RCI,

(c)	a director, former director, officer or former officer of another corporation at a time when the corporation is or was an affiliate of RCI or at the request of RCI,

(d)

an individual who is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, at the request of RCI (any corporation or entity referred to in (c) or (d), an “associated corporation”; and any individual described in (a) through (d), an “eligible individual”) or

(e)	any heirs and personal or other legal representatives of an eligible individual (any person described in (e) and any eligible individual, an “eligible party”)

may be indemnified by RCI against all judgments, penalties or fines awarded or imposed or to which the eligible party may be liable in, or amounts paid in settlement of, any civil, criminal, quasi-criminal, administrative or regulatory action or proceeding or investigative action, whether current, threatened, pending or completed, in which the eligible party, by reason of an eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, RCI or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or costs, charges and expenses, including legal and other fees (“expenses”) related to, any such action or proceeding (an “eligible proceeding”); and after the final disposition of an eligible proceeding, may be paid the expenses actually and reasonably incurred by the eligible party in respect of that proceeding.

Under Section 161 of the BCBCA, an eligible party must, after the final disposition of an eligible proceeding, be paid by RCI the expenses actually and reasonably incurred by the eligible party in respect of the eligible proceeding if the eligible party is wholly successful on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding, and if the eligible party has not been reimbursed for those expenses.

Under Section 162 of the BCBCA, an eligible party may be paid by RCI, as expenses are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by the eligible party in respect of that proceeding; provided that RCI must not pay such expenses unless RCI first receives from the eligible party a written undertaking that the eligible party will repay the amounts advanced if it is ultimately determined that (i) the eligible individual in relation to the subject matter of the eligible proceeding did not act honestly and in good faith with a view to the best interests of RCI or associated corporation, as the case may be, (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible individual did not have reasonable grounds for believing the eligible individual’s conduct in respect of which the proceeding was brought was lawful, (iii) the eligible proceeding is brought by or on behalf of RCI or an associated corporation or (iv) in certain circumstances, RCI is or was prohibited from doing so by its articles (each of items (i) to (iv), a “statutory prohibition”).

Under Section 163 of the BCBCA, RCI must not make an indemnification or payment under Sections 160 to 162 if there is a statutory prohibition.

Under Section 164 of the BCBCA, the Supreme Court of British Columbia may, on application of RCI or an eligible party, order RCI to indemnify or to pay expenses of an eligible party, despite Sections 160 to 163 of the BCBCA.

Under the BCBCA, the articles of RCI may affect the power or obligation of RCI to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the BCBCA.

The articles of RCI provide that RCI shall indemnify, and pay expenses in advance of the final disposition of a proceeding of, a director or officer or former director or officer of RCI or a person who acts or acted at RCI’s request as a director or officer, or in a similar capacity of another entity, and the heirs and personal or other legal representatives of such a person, in accordance with, and to the fullest extent and in all circumstances permitted by the BCBCA. The articles further provide that RCI may enter into indemnification agreements, including without limitation, provisions therein whereby a court order approving indemnification will be applied for, if required. The foregoing rights and powers of RCI are in addition to and not in substitution for any other rights and powers regarding indemnification, payment of expenses and insurance.

As contemplated by Section 165 of the BCBCA, RCI has purchased insurance for the benefit of its directors and officers against potential claims against them and against loss for which RCI may be required or permitted by law to indemnify such directors and officers.

RCI has entered into indemnification agreements with its directors that indemnify such persons to the maximum amount permitted by applicable law. Pursuant to these agreements, RCI has agreed to provide such persons an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

Rogers Communications Canada Inc.

Under the Canada Business Corporations Act (the “CBCA”), Rogers Communications Canada Inc. (“RCCI”) may indemnify a director or officer of RCCI, a former director or officer of RCCI or another individual who acts or acted at RCCI’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with RCCI or other entity and provided that the director, officer or other individual acted honestly and in good faith with a view to the best interests of RCCI, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at RCCI’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the director, officer or other individual had reasonable grounds for believing that such individual’s conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director, officer or other individual referred to above is entitled to indemnification from RCCI in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with RCCI or other entity, as described above, if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

The by-laws of RCCI provide that, subject to the fulfilment of (i) and (ii) below, RCCI shall indemnify a director or officer of RCCI, a former director or officer of RCCI or another individual who acts or acted at RCCI’s request as a director or officer (or an individual acting in a similar capacity) of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with RCCI or other entity. RCCI shall not indemnify an individual referred to above unless he or she: (i) acted honestly and in good faith with a view to the best interests of RCCI or, as the case may be, to the best interests of the other entity for which he or she acted as a director or officer or in a similar capacity at RCCI’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. RCCI shall advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. However, the individual shall repay the monies if he or she does not fulfil (i) and (ii) above. RCCI shall also indemnify the individual referred to above in such other circumstances as the CBCA or law permits or requires. Nothing in RCCI’s by-laws shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of such by-laws.

RCCI has purchased insurance against potential claims against the directors and officers of RCCI and against loss for which RCCI may be required or permitted by law to indemnify such directors and officers.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

EXHIBITS INDEX

Exhibit Number	Description

2.1

Registration Rights Agreement, dated as of March 11, 2022, among Rogers Communications Inc. (“RCI”), Rogers Communications Canada Inc. and BofA Securities Inc. (incorporated by reference to Exhibit 99.6 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

4.1

Annual information form of RCI for the year ended December 31, 2022, dated March 9, 2023 (incorporated by reference to Exhibit 99.1 to RCI’s Form 40-F (Commission File No. 001-10805) filed with the Commission on March 10, 2023)

4.2

Audited consolidated financial statements of RCI as at and for the years ended December  31, 2022 and 2021, together with the report of the auditors thereon (incorporated by reference to Exhibit 99.3 to RCI’s Form 40-F (Commission File No. 001-10805) filed with the Commission on March 10, 2023)

4.3

Management’s discussion and analysis for the audited consolidated financial statements of RCI as at and for the years ended December 31, 2022 and 2021 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 10, 2023)

4.4

Management information circular of RCI, dated March 24, 2023, in connection with RCI’s annual meeting of shareholders held on April 26, 2023 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 24, 2023)

4.5

Unaudited interim condensed consolidated financial statements of RCI as at and for the three months ended March 31, 2023 and 2022 (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 26, 2023)

4.6

Management’s discussion and analysis for the unaudited interim condensed consolidated financial statements of RCI as at and for the three months ended March 31, 2023 and 2022 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 26, 2023)

4.7

Material change report, dated April 5, 2023, in respect of the acquisition of Shaw Communications Inc. and sale of Freedom Mobile Inc. to Videotron Ltd. (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 5, 2023)

4.8

Business Acquisition Report, dated June 7, 2023, in respect of Shaw Communications Inc. (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on June 7, 2023).

5.1	Consent of KPMG LLP.

5.2	Consent of Ernst & Young LLP.

5.3	Consent of Davies Ward Phillips & Vineberg LLP.

6.1	Powers of attorney (included on the signature pages of this registration statement)

7.1

Indenture, dated as of August 6, 2008, between RCI and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

7.2

Fourteenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.3

First Amending Supplemental Indenture to the Fourteenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on September 1, 2022)

7.4

Fifteenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.5

First Amending Supplemental Indenture to the Fifteenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.3 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on September 1, 2022)

7.6

Sixteenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.3 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.7

First Amending Supplemental Indenture to the Sixteenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon. (incorporated by reference to Exhibit 99.4 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on September 1, 2022)

7.8

Seventeenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.4 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.9

First Amending Supplemental Indenture to the Seventeenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon. (incorporated by reference to Exhibit 99.5 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on September 1, 2022)

7.10

Eighteenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon. (incorporated by reference to Exhibit 99.5 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.11

First Amending Supplemental Indenture to the Eighteenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon. (incorporated by reference to Exhibit 99.6 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on September 1, 2022)

7.12	Statement of Eligibility of the trustee on Form T-1 with respect to the Indenture, dated as of August 6, 2008

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3	Form of Letter to Clients.

107.1	Filing Fee Table.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

Each Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this registration statement, each of the Registrants is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of any Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on the 8th day of June, 2023.

ROGERS COMMUNICATIONS INC.
(Registrant)
By:	/s/ Anthony Staffieri
Name: Anthony Staffieri
Title: President and Chief Executive Officer

By:	/s/ Glenn Brandt
Name: Glenn Brandt
Title: Chief Financial Officer

ROGERS COMMUNICATIONS CANADA INC.
(Registrant)
By:	/s/ Anthony Staffieri
Name: Anthony Staffieri
Title: President and Chief Executive Officer

By:	/s/ Glenn Brandt
Name: Glenn Brandt
Title: Chief Financial Officer

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SIGNATURES WITH RESPECT TO ROGERS COMMUNICATIONS INC.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Anthony Staffieri, Marisa Wyse and Glenn Brandt his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

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Signature	Title	Date Signed
/s/ Anthony Staffieri Anthony Staffieri	Director and President and Chief Executive Officer (Principal Executive Officer)	June 8, 2023

/s/ Glenn Brandt Glenn Brandt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 8, 2023

/s/ Edward S. Rogers	Director and Chairman	June 8, 2023
Edward S. Rogers

/s/ Philip B. Lind	Director and Vice-Chairman	June 8, 2023
Philip B. Lind

/s/ Robert J. Gemmell	Lead Director	June 8, 2023
Robert J. Gemmell

/s/ Michael Cooper	Director	June 8, 2023
Michael Cooper

/s/ Ivan Fecan	Director	June 8, 2023
Ivan Fecan

/s/ Jan Innes	Director	June 8, 2023
Jan Innes

/s/ John Custance Kerr	Director	June 8, 2023
John Custance Kerr

/s/ Dr. Mohamed Lachemi	Director	June 8, 2023
Dr. Mohamed Lachemi

/s/ David A. Robinson	Director	June 8, 2023
David A. Robinson

/s/ Trevor English	Director	June 8, 2023
Trevor English

/s/ Bradley Shaw	Director	June 8, 2023
Bradley Shaw

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SIGNATURES WITH RESPECT TO ROGERS COMMUNICATIONS CANADA INC.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Anthony Staffieri, Glenn Brandt and Marisa Wyse his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed
/s/ Anthony Staffieri Anthony Staffieri	President and Chief Executive Officer	June 8, 2023

/s/ Glenn Brandt Glenn Brandt	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 8, 2023

/s/ Marisa Wyse Marisa Wyse	Director, Chief Legal and Regulatory Officer and Corporate Secretary	June 8, 2023

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Rogers Communications Inc. and Rogers Communications Canada Inc. in the United States, in the City of Newark, State of Delaware on the 8th day of June, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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